EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

STRETCH & BEND HOLDINGS LLC,

a Delaware limited liability company,

as Purchaser,

SEQUENTIAL BRANDS GROUP, INC.,

a Delaware corporation,

as Parent,

and

GAIAM, INC.,

a Colorado corporation,

as Seller

Dated as of May 10, 2016

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(continued)

-ii-

(continued)

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(continued)

Page
11.22	Release	83

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SCHEDULES AND EXHIBITS

Annex A	Brand Business
Annex B	Gaia Business

Schedules

Schedule 1.01(a)	Funded Indebtedness
Schedule 1.01(b)	Knowledge Groups
Schedule 1.01(c)	Gaia Agreements
Schedule 1.01(d)	Affiliate Agreements
Schedule 1.01(e)	Material Registered Company Intellectual Property
Schedule 2.05(b)	Pro Forma Closing Balance Sheet
Schedule 7.01	Conduct of Business
Schedule 7.06(b)	Material Consents
Schedule 8.01(a)	Antitrust Laws
Schedule 8.02(d)(iii)	Resigning Persons

Exhibits

Exhibit A	Contribution Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of IP License Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of SVOD Rights Assignment Agreement
Exhibit F	Form of SVOD Rights Sub-License Agreement
Exhibit G	Form of Reception Services Agreement
Exhibit H	Form of Third Amendment and Assignment of Lease

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated as of May 10, 2016 (this “Agreement”), is by and among (i) STRETCH & BEND HOLDINGS, LLC, a Delaware limited liability company (“Purchaser”); (ii) SEQUENTIAL BRANDS GROUP, INC., a Delaware corporation (“Parent”), solely for the purposes of Section 7.17 and Article XI, and (iii) GAIAM, INC., a Colorado corporation (“Seller”). Certain terms used in this Agreement are defined in Section 1.01.

RECITALS

A.	Seller directly owns all of the issued and outstanding Equity Securities of Gaiam Brand Holdco, LLC, a Delaware limited liability company (the “Company”), and indirectly owns all of the issued and outstanding Equity Securities of each of the Company’s Subsidiaries as set forth in Section 5.02 of the Disclosure Schedule (collectively, the “Company Subsidiaries” and together with the Company, the “Brand Companies”).

B.	Seller operates the business described on Annex A hereto (the “Brand Business”), in addition to its other business described on Annex B hereto (the “Gaia Business”).

C.	Prior to the date hereof, Seller contributed the assets of the Brand Business to the Company (the “Contribution”), pursuant to that certain Contribution Agreement, a copy of which is attached hereto as Exhibit A (the “Contribution Agreement”).

D.	Concurrently with the execution and delivery of this Agreement, Seller entered into that certain Asset Purchase Agreement, dated as of the date hereof (the “Gaiam-FFL APA”), pursuant to which, immediately prior to the Closing, Seller will cause the Brand Companies to sell and transfer to Fit For Life LLC (“FFL”), and FFL will purchase and assume from the Brand Companies, certain assets and liabilities relating to the Brand Business (the “FFL Acquired Assets and Assumed Liabilities”) pursuant to the terms and conditions of the Gaiam-FFL APA.

E.	Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and acquire from Seller, the Brand Business (other than the FFL Acquired Assets and Assumed Liabilities) and all of the issued and outstanding Equity Securities of the Company (the “Purchased Interests”), on the terms and conditions and as more specifically provided in this Agreement.

AGREEMENT

In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser, and Parent (solely for purposes of Article XI) agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Capitalized terms and other terms used in this Agreement have the following respective meanings:

“338(g) Subsidiaries” has the meaning set forth in Section 7.10(g).

“Accounting Referee” has the meaning set forth in Section 2.06(c)(i).

“Adjustment Escrow Account” has the meaning set forth in Section 2.03,

“Adjustment Escrow Amount” means $5,010,000.

“Adverse Recommendation Change” has the meaning set forth in Section 7.21(d).

“Affiliate” of any Person, means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than fifteen percent (15%) of any class of capital stock or other equity interest of such Person, (b) in the case of a corporation, any officer or director of such corporation, (c) in the case of a partnership, any general partner of such partnership, (d) in the case of a trust, any trustee or beneficiary of such trust, (e) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit of any individual described in clauses (a) through (e) above. For purposes hereof, the term “control,” “under common control with” or “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person or the power to veto major policy decisions of any such Person, whether through the ownership of Equity Securities, by contract or otherwise.

“Affiliate Agreements” means each of the Contracts set forth on Schedule 1.01(d).

“Agreement” has the meaning set forth in the opening paragraph of this Agreement.

“Allocation” has the meaning set forth in Section 7.11.

“Alternate Debt Financing” has the meaning set forth in Section 7.14(e).

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.21(e)(ii).

“Alternative Transaction” means any of the following transactions: (a) any acquisition or purchase of a majority of either the voting power or economic value of the Equity Securities of Seller, the Company or the Company Subsidiaries by any Person other than Purchaser; (b) any merger, consolidation, business combination or similar transaction involving Seller or the Company (after the contribution of the Brand Business thereto pursuant to the Contribution Agreement(s)) and any Person other than Purchaser; or (c) any sale, lease, exchange, transfer, license, acquisition or disposition of (x) all or substantially all of the consolidated assets of Seller, the Company and the Company Subsidiaries (which shall include the Brand Business) or (y) all or substantially all of the assets of the Brand Business, in each case, in any single transaction or series of related transactions, in each case, other than pursuant to this Agreement and the Contemplated Transactions; provided, however, that in no event shall “Alternative Transaction” include any transaction solely involving or solely relating to the Gaia Business.

“Alternative Transaction Proposal” means any offer, proposal, letter of intent or indication of interest, written or oral (whether binding or non-binding), to the Company or Seller, relating to an Alternative Transaction.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether federal, state, foreign or multinational).

“Antitrust Laws” means any Applicable Law relating to antirust or competition, including the HSR Act.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, code, regulations, enacted, adopted, approved, promulgated, made, implemented or otherwise put into effect (and all judicial interpretations thereof), in each case, as of the date of this Agreement, by any Governmental Entity that applies to such Person, its business and its properties.

“Australia Joint Venture” means Gaiam Pty, Ltd., an Entity formed under the laws of Australia.

“Banker” means Stifel Nicolaus & Company, Incorporated.

“Basket Amount” has the meaning set forth in Section 10.04(a).

“Board” means the board of directors of Seller.

“Boulder Road Lease” means that certain Lease Agreement, dated January 1, 2015, by and between Boulder Road LLC and Gaiam Americas, as amended by that certain First Amendment to Lease dated as of September 3, 2015, as further amended by that certain Second Amendment to Lease dated as of January 1, 2016 and as may be further amended, modified, or supplemented from time to time.

“Brand Business” has the meaning set forth in the Recitals.

“Brand Companies” has the meaning set forth in the Recitals.

“Brand Directors” has the meaning set forth in Section 7.09.

“Brand Employees” has the meaning set forth in Section 5.16.

“Brand Insurance Policies” has the meaning set forth in Section 5.12.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Denver, Colorado or New York, New York are required or authorized to be closed for business.

“Cap Amount” has the meaning set forth in Section 10.04(b).

“Cash on Hand” means the cash and cash equivalents of the Brand Companies as of the Closing Date, as determined in accordance with GAAP; provided, however, that none of the cash and cash equivalents of the Australia Joint Venture shall be included in the calculation of “Cash on Hand”.

“Change of Control Payment” means any bonus payment that is due and payable, or will become due and payable, by any Brand Company to any current or former officer, director, manager, employee, consultant or independent contractor of any Brand Company upon, or as a result of, the consummation of the Contemplated Transactions, together with the portion of any applicable payroll Taxes for which any Brand Company is liable or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by any Brand Company in respect thereof.

“Claim Expiration Date” has the meaning set forth in Section 10.03(c).

“Claim Notice” has the meaning set forth in Section 10.06(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Balance Sheet” has the meaning set forth in Section 2.06(a).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Indebtedness” means the Indebtedness of the Brand Companies as of the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.06(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Collateral Agreements” means the documents, instruments, certificates and agreements executed in connection with this Agreement, including without limitation, the Escrow Agreement and the Gaia Agreements.

“Colorado Facility” has the meaning set forth in Section 7.08(a).

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plans” has the meaning set forth in Section 5.15(a).

“Company Intellectual Property” means any and all Intellectual Property that is owned by or licensed to the Brand Companies or any of the Intellectual Property that is material to the operation of the Brand Business which is used by or held for use by the Brand Companies.

“Company IT Assets” shall mean the Software (whether in object or source code form), hardware, databases, and servers, and all other information technology equipment and assets, in each case owned by or licensed to the Brand Companies solely for the purpose of operating the Brand Companies’ e-commerce platforms.

“Company Material Adverse Effect” means any change, event, effect, condition or circumstance, or series of related changes, events, effects, conditions, or circumstances, that, individually or when taken together, (a) has or would reasonably be likely to have a materially adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Brand Companies, taken as a whole; or (b) would reasonably be expected to materially prevent the consummation of the Contemplated Transactions; provided, however, that such change, event, effect, condition or circumstance or series of related changes, events, effects, conditions or circumstances shall not be deemed to constitute a “Company Material Adverse Effect” to the extent that any change, event, effect, condition or circumstance or series of related changes, events, effects, conditions or circumstances described in clause (a) or (b) occurred after the date hereof is related to or arises from: (i) actions or inactions expressly required or expressly permitted by this Agreement; (ii) a change in general political, economic, or financial market conditions (except if such conditions have a disproportionately adverse effect on the Brand Companies relative to other Persons operating in the industry in which the Brand Companies operate); (iii) a change that affected the industries in which the Brand Companies operate generally (except if such change has a disproportionately adverse effect on the Brand Companies relative to other Persons operating in the industry in which the Brand Companies operate); (iv) the announcement or pendency of this Agreement and the Contemplated Transactions; (v) any changes after the date of this Agreement in GAAP or Applicable Law (except if such changes have a disproportionately adverse effect on the Brand Companies relative to other Persons operating in the industry in which the Brand Companies operate); (vi) natural disaster, sabotage, acts of terrorism or war (whether or not declared) or other outbreak of hostilities, (except if such conditions have a disproportionately adverse effect on the Brand Companies relative to other Persons operating in the industry in which the Brand Companies operate); or (vii) the failure of the Brand Companies to meet their financial projections; provided, however, that this clause (vii) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any financial projections for any period; and provided, further, that the underlying reason for the failure of the Brand Companies to meet their financial projections shall not be excluded pursuant to this clause (vii).

“Company Subsidiaries” has the meaning set forth in the Recitals.

“Company Trademarks” has the meaning set forth in Section 7.19.

“Company Transaction Expenses” means all Transaction Expenses incurred or otherwise payable by or on behalf of the Brand Companies, including (a) any severance payments owed to employees of the Brand Companies whose employment has been terminated by the Brand Companies in the period between the signing of this Agreement and the Closing Date (including any Taxes relating to such severance payments) unless such termination(s) were requested in writing by Purchaser, (b) any annual bonuses payable to employees of the Brand Companies with respect to the fiscal year ended December 31, 2015 which have not been paid prior to the Closing Date (including any Taxes relating to such annual bonus payments), (c) an amount equal to Seller’s Portion of the Representation and Warranty Policy Premium Amount, and (d) any amounts paid pursuant to a voluntary disclosure agreement with any of the Taxing Authorities detailed in Schedule 7.01.

“Confidential Information” means all information (written or oral) that is confidential or proprietary to the Brand Companies or the Brand Business or is not otherwise generally available to the public regarding the Brand Companies or the Brand Business. The term “Confidential Information” shall not include information that is or becomes generally available to the public, other than as a result of disclosure by Seller or its Representatives in violation of this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of July 15, 2015, between Gaiam, Inc. and Sequential Brands Group, Inc., as modified, amended and supplemented from time to time.

“Contemplated Transactions” means Purchaser’s acquisition of the Purchased Interests and all other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any legally binding agreement, contract, lease, license, understanding, arrangement, commitment or other instrument or obligation (whether written or oral) to which such Person is a party, and any amendments thereto.

“Contributed Assets” means the assets contributed (directly or indirectly) to the Company pursuant to the terms of the Contribution Agreement.

“Contributed Liabilities” means the liabilities contributed (directly or indirectly) to the Company pursuant to the terms of the Contribution Agreement.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Damages” of any Person means (a) any and all actual out-of-pocket claims, actions, causes of action, judgments, awards, Liabilities, losses, costs and damages (including the reasonable fees and expenses of outside counsel, accountants and other professional advisors), whether involving a dispute solely between the Parties hereto or otherwise, incurred or suffered by such Person; and (b) any losses or costs incurred by such Person in investigating, defending or settling any claim, action or cause of action described in clause (a), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened; provided, however, that solely for purposes of Section 10.01, exemplary, punitive, special, incidental, consequential damages (including any claim for lost profits, diminution in value, loss of revenue, or income) speculative, treble, remote, indirect damages, and loss of business reputation or opportunity are excluded from this definition of Damages (for the avoidance of doubt, exemplary, punitive, special, incidental and consequential damages (including any claim for lost profits, diminution in value, loss of revenue, or income) shall not be excluded from the definition of Damages for purposes of calculating Damages arising out of or in connection with a breach the representations and warranties set forth in Article IV and Article V); provided, further, that all exemplary, consequential, punitive and special damages actually paid to a third party shall constitute direct Damages notwithstanding the characterization of such damages vis-à-vis the third party. For purposes of computing the amount of Damages incurred by any Person, (i) there shall be deducted an amount equal to the amount of any insurance proceeds (other than proceeds from the Representation and Warranty Policy), indemnification payments, contribution payments, or reimbursements directly or indirectly actually received by such Person or any of such Person’s Affiliates as compensation specifically for such Damages or the circumstances giving rise thereto (net of any reasonable costs and expenses incurred by such Person in investigating the underlying claim or collecting such proceeds, payments or reimbursements), and (ii) any qualifications in the representations, warranties and covenants with respect to a Company Material Adverse Effect, “materiality”, “material” or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Damages attributable to a breach of any representation, warranty or covenant set forth in this Agreement.

“Debt Commitment Letters” has the meaning set forth in Section 6.04(a).

“Debt Financing” has the meaning set forth in Section 6.04(a).

“Designated Employee Accrued PTO Amount” means all accrued but unpaid and unused paid time off for all Designated Employees as of the Closing Date.

“Designated Employees” has the meaning set forth in Section 7.08(b).

“Disclosure Schedule” has the meaning set forth in the introduction to Article IV.

“Disputed Items” has the meaning set forth in Section 2.06(b).

“Employment Practices” has the meaning set forth in Section 5.16.

“Entity” means any corporation, partnership, limited liability company, professional association, trust or other entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Applicable Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) protecting resources, species or ecological amenities; (e) reducing to acceptable levels the risks inherent in the transportation of any Hazardous Material or other potentially harmful substance; (f) cleaning up a Release of pollutants, preventing the threat of Release or paying the costs of such clean up or prevention; (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (h) the authority of any Governmental Entity regulating, or creating any liability for, Hazardous Materials, including but not limited to CERCLA, federal Solid Waste Disposal Act, federal Clean Air Act, federal Clean Water Act, federal Toxic Substances Control Act, federal Hazardous Materials Transportation Act, federal Occupational Safety and Health Act, federal Oil Pollution Act, federal Endangered Species Act, federal Emergency Planning and Community Right-to-Know Act, and their state counterparts; and (i) the protection or preservation of public health or the Environment.

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, unit or membership interest, partnership interest or similar equity security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any equity security described in clause (a); (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any equity security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” has the meaning set forth in Section 5.15(a).

“Escrow Agent” means UMB Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.03.

“Estimated Cash on Hand” has the meaning set forth in Section 2.05(b).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.05(b).

“Estimated Closing Statement” has the meaning set forth in Section 2.05(b).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.05(b).

“Fee Letter” has the meaning set forth in Section 6.04(a).

“FFL” has the meaning set forth in the Recitals.

“FFL Acquired Assets and Assumed Liabilities” has the meaning set forth in the Recitals.

“FFL Closing Date” means the “Closing Date” under the Gaiam-FFL APA.

“Final Net Closing Cash Consideration” means an amount equal to (a) the Purchase Price, minus (b) the Adjustment Escrow Amount, minus (c) the Closing Indebtedness (as finally determined pursuant to Section 2.06), plus (d) the Cash on Hand (as finally determined pursuant to Section 2.06), minus (e) the Company Transaction Expenses (as finally determined pursuant to Section 2.06).

“Financial Statements” has the meaning set forth in Section 5.05.

“Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization), Section 4.02(a) and Section 4.02(b) (Authorization; Execution and Delivery), Section 4.04 (Title to Purchased Interests), Section 4.05 (Judgments), Section 4.07 (Brokers), Sections 5.02(a), 5.02(b), 5.02(c), and 5.02(d) (Capitalization), Section 5.03(a) (Authority), Section 5.10(b) (Title to Material Intellectual Property), Section 5.14(b) (Judgments), Section 5.20 (Brokers), Sections 6.01(a) and 6.01(b) (Authority; Execution and Delivery), Section 6.03 (Solvency), Section 6.05 (Judgments) and Section 6.07 (Brokers).

“Funded Indebtedness” shall mean all Indebtedness listed on Schedule 1.01(a).

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date applied on a consistent basis with the past practice of the Brand Companies.

“Gaia Agreements” means each of the Contracts set forth on Schedule 1.01(c).

“Gaia Business” has the meaning set forth in the Recitals.

“Gaiam-FFL APA” has the meaning set forth in the Recitals.

“Gaiam Americas” means Gaiam Americas, Inc., a Colorado corporation.

“Government Person” has the meaning set forth in Section 5.19(a).

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, bureau or commission in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

“Guaranteed Obligations” has the meaning set forth in Section 11.21(a).

“Guaranty” has the meaning set forth in Section 11.21(a).

“Hazardous Material” means: (a) any petroleum products, petroleum by-products or breakdown products, waste oil, crude oil, asbestos, pesticides, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; and (c) any “hazardous substance,” “pollutant,” “contaminant,” “waste,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed, defined (whether expressly or by reference), or regulated in any statute, regulation or other Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all outstanding indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price of property or services, including all seller notes and “earn-out” payments, whether or not matured (other than (i) trade payables incurred in the ordinary course of business of such Person and (ii) employee compensation incurred in the ordinary course of business), (c) any liability of such Person in respect of banker’s acceptances or letters of credit issued for the account of such Person (to the extent drawn), (d) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (e) indebtedness secured by a Lien on assets or properties of such Person, (f) obligations under any interest rate swap agreement, (g) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (h) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) direct or indirect guarantees of any indebtedness of any other Person of a type described in clauses (a) through (i) above, and (k) with respect to any indebtedness of a type described in clauses (a) through (i) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indemnified Party” has the meaning set forth in Section 10.06(a).

“Indemnifying Party” has the meaning set forth in Section 10.06(a).

“Information Statement” means, collectively, the information statement to be provided to the shareholders of Seller in connection with the Shareholder Consent, including the sale of the Purchased Interests and the amendment to the Articles of Incorporation of Seller as contemplated by Section 7.19, or any of the amendments or supplements thereto.

“Intellectual Property” means any and all of the following, in any jurisdiction throughout the world: (a) all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, provisionals, non-provisionals, revisions, extensions and re-examinations thereof and foreign equivalents thereof; (b) all trademarks and service marks (including both word marks and design marks), trade dress, and other indicia of origin, whether registered or unregistered, together with all goodwill associated therewith, and all applications for registration and registrations in connection therewith and all renewals thereof (collectively, “Trademarks”); (c) all copyrights, whether registered or unregistered, and all applications for registration and registrations in connection therewith and all renewals thereof, and all works of authorship, moral rights and similar rights of authors; (d) all trade secrets recognized under Applicable Law; (e) Internet domain names (including associated registrations); (f) rights of publicity (including all rights in a Person’s name, voice, signature, biography, likeness, image and persona); and (g) rights in Software and inventions (whether or not patentable), know-how, concepts, processes, methods, techniques, technology, logos, brand names, slogans, trade names, websites, advertising material, displays, designs, design archives, patterns, prototypes, prints, samples and other works of authorship, in each case as they arise under one or more of the categories of intellectual property referenced in clauses (a) through (f) above; and (h) all other intellectual property and industrial property rights recognized under Applicable Law.

“Interim Balance Sheet” has the meaning set forth in Section 5.05.

“Interim Balance Sheet Date” means December 31, 2015.

“IP License Agreement” means that certain Intellectual Property License and Coexistence Agreement in substantially the form attached hereto as Exhibit C.

“IP Title Corrective Actions” has the meanings set forth in Section 7.18.

“Judgment” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity or any arbitrator.

“Knowledge of Purchaser” and other phrases of like substance mean the knowledge of the individuals comprising the Purchaser Knowledge Group, after reasonable investigation and inquiry on the part of such individuals

“Knowledge of Seller” and other phrases of like substance mean the knowledge of the individuals comprising the Seller Knowledge Group, after reasonable investigation and inquiry on the part of such individuals.

“Leased Property” has the meaning set forth in Section 5.09.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations of any kind, whether accrued or fixed, known or unknown, absolute or contingent, or matured or unmatured.

“License Agreements” has the meaning set forth in Section 5.10(e).

“Licensee” shall mean each third-party licensee of Purchaser or, after the Closing, of any Brand Company, in each case, designated by Purchaser. As of the date hereof, Purchaser has designated FFL and Highlife Apparel LLC.

“Licensee 401(k) Plan” means the 401(k) Plan maintained by the applicable Licensee in effect as of the Closing Date in which the Transferred Employees will participate pursuant to Section 7.08(j) of this Agreement.

“Liens” has the meaning set forth in Section 4.04.

“Material Contracts” has the meaning set forth in Section 5.11(a).

“Material Registered Company Intellectual Property” means the registered U.S. Trademarks set forth on Schedule 1.01(e).

“Money Laundering Laws” has the meaning set forth in Section 5.19(b).

“Net Closing Cash Consideration” means an amount equal to (a) the Purchase Price, minus (b) the Adjustment Escrow Amount, minus (c) the Estimated Closing Indebtedness, plus (d) the Estimated Cash on Hand, minus (e) the Estimated Company Transaction Expenses.

“Net Deficit Amount” has the meaning set forth in Section 2.05(c)(ii).

“Net Overage Amount” has the meaning set forth in Section 2.05(c)(i).

“New Debt Commitment Letter” has the meaning set forth in Section 7.14(e).

“Notice Date” has the meaning set forth in Section 7.08(a).

“Objection Notice” has the meaning set forth in Section 2.06(b).

“Occurrence” shall mean any accident, happening or event that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of any of the Brand Companies which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself).

“Organizational Documents” means, with respect to any particular Entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, limited liability company agreement, or company agreement; (e) if another type of Entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Entity; and (f) any amendment or supplement to any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Party” or “Parties” means Purchaser, Parent or Seller.

“Pay-Off Letters” has the meaning set forth in Section 8.02(d)(xii).

“Payroll Provider” means PayCom Payroll, LLC.

“Permit” means any permit, license, certificate, clearance, certification, registration, qualification, exemption or authorization issued or granted by any Governmental Entity or pursuant to any Applicable Law.

“Permitted Liens” means (a) Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities, (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments incurred in the ordinary course of business, (d) Real Estate Liens, (e) Liens set forth on Section 5.08 of the Disclosure Schedule, and (f) other Liens incurred in ordinary course of business and not incurred in connection with the borrowing of money, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any real property or tangible personal property of the Brand Companies to which they relate as currently used or operated.

“Person” means any individual, Entity or Governmental Entity.

“Post-Closing Period” means any taxable year or period that begins after the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date.

“Pre-Closing Period” means any taxable year or period that ends on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Proceeding” means any formal action, arbitration, claim, hearing, inquiry, investigation, litigation or suit (whether civil, criminal, administrative or judicial, whether public or private, at law or in equity) commenced, brought or conducted by or before any Governmental Entity or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Interests” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the opening paragraph of this Agreement.

“Purchaser Knowledge Group” means each of the individuals set forth on Schedule 1.01(b).

“Purchaser Party” has the meaning set forth in Section 10.01.

“Real Estate Liens” has the meaning set forth in Section 5.09.

“Real Property Leases” has the meaning set forth in Section 5.09.

“Reception Services Agreement” means that certain Reception Services Agreement in substantially the form attached hereto as Exhibit G.

“Registered Company Intellectual Property” has the meaning set forth in Section 5.10(a).

“Related Party” means, with respect to any Person, (a) any officer, director or shareholder of such Person, and (b) any other Entity controlled, directly or indirectly, by one or more of such officer, director or shareholder.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representation and Warranty Policy” means that certain buyer side representations and warranties insurance policy in favor of Purchaser issued by the Representation and Warranty Policy Insurer that is being conditionally bound as of the date hereof.

“Representation and Warranty Policy Insurer” means, collectively, the insurance under the Representation and Warranty Policy in accordance with their respective quota share percentage.

“Representative” means, with respect to any Person, such Person’s officers, directors, managers, executive employees, financial advisors, legal counsel, accountants, consultants, and other representatives and agents.

“SEC” means the Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 7.10(g).

“Securities Act” has the meaning set forth in Section 6.08.

“Seller” has the meaning set forth in the opening paragraph of this Agreement.

“Seller 401(k) Plan” means the Gaiam, Inc. 401(k) Plan.

“Seller Knowledge Group” means each of the individuals set forth on Schedule 1.01(b).

“Seller Party” has the meaning set forth in Section 10.02.

“Seller’s Portion of the Representation and Warranty Policy Premium Amount” means $2,246,357.

“Severance Amount” means $1,345,361; provided, however, if the Closing occurs after June 10, 2016, the Severance Amount shall be increased by the amount of increased severance that is due and payable to any Designated Employee due to such Designated Employee achieving an employment anniversary with any Brand Company following June 10, 2016.

“Shareholder Consent” means the written consent of the shareholders of Seller holding the requisite number of votes required to approve this Agreement and the transactions contemplated by this Agreement in accordance with Seller’s Organizational Documents and Applicable Law.

“Software” means any software, programs and databases in any form, including compilers, middleware, development tools, websites (including the content thereon), firmware, operating systems and specifications, platforms, interfaces, APIs, test specifications and scripts, source code and object code.

“Straddle Period” has the meaning set forth in Section 7.10(a).

“Sub-Basket” has the meaning set forth in Section 10.04(a).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, 50% or more of the Equity Securities of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Superior Proposal” means any unsolicited bona fide written Alternative Transaction Proposal not attributable to or arising from a breach of Section 7.21 or to any material breach of any other provision of this Agreement, which the Board determines in good faith (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, timing and other aspects of the Alternative Transaction Proposal (including financing and breakup fee provisions) and the Person making such Alternative Transaction Proposal: (a) is reasonably capable of being completed on substantially the same or superior terms and conditions as set forth in this Agreement; (b) to the extent financing is required, is supported by fully committed financing; (c) results in Seller receiving a purchase price of which the portion attributable to the Brand Business is at least five percent (5%) greater than the Purchase Price; and (d) is otherwise on terms that the Board has determined would be, if such Alternative Transaction is consummated, more favorable to the shareholders of Seller than the Contemplated Transactions; provided, however, that for purposes of this definition of “Superior Proposal,” the term Alternative Transaction Proposal shall have the meaning assigned to such term herein, except that the reference to “majority of either the voting power or economic value of the Equity Securities” in the definition of “Alternative Transaction Proposal” shall be deemed to be a reference to “eighty percent (80%) or more of its total voting power or economic value”, and the reference to a “(x) all or substantially all of the consolidated assets of Seller, the Company and the Company Subsidiaries (which shall include the Brand Business) or (y) all or substantially all of the assets of the Brand Business, in each case” shall be deemed to be a reference to “all or substantially all of the consolidated assets of Seller, the Company and the Company Subsidiaries (which shall include the Brand Business)”.

“Survival Date” has the meaning set forth in Section 10.03(a).

“SVOD Rights Assignment Agreement” means that certain SVOD Rights Assignment Agreement, to be dated as of the Closing Date and attached hereto as Exhibit E.

“SVOD Rights Sub-License Agreement” means that certain SVOD Rights Sub-License Agreement, to be dated as of the Closing Date and attached hereto as Exhibit F.

“Tail Policy” has the meaning set forth in Section 7.09.

“Tax” means (a) all forms of foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, escheat, windfall profits, environmental, customs duties, estimated, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or added-on minimum tax or other tax of any kind whatsoever imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts, and (b) any liability for items described in clause (a) of any Person under U.S. Treasury Regulations §1.1502-6 (or any similar provisions of state, local or foreign law) or as a transferee or successor, by contract, or otherwise.

“Tax Controversy” has the meaning set forth in Section 7.10(c).

“Tax Return” means any return, filing, report, claim, declaration, refund request, information statement or other document required to be filed, including any schedule, attachments or amendments that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Termination Fee” has the meaning set forth in Section 9.04.

“Third Amendment and Assignment of Lease” means that certain Third Amendment to and Assignment and Assumption of Lease in substantially the form attached hereto as Exhibit H.

“Third Party Claim” has the meaning set forth in Section 10.07(a).

“Third Party Claim Notice” has the meaning set forth in Section 10.07(a).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means, with respect to any Person, all fees, costs and expenses (including all legal and attorneys’ fees and expenses, all fees and expenses payable to any broker, advisor or finder, and all fees and expenses of any audit firm or accountants) that have been incurred in connection with the Contemplated Transactions (including, the Shareholder Consent and the Information Statement) and, with respect to the Brand Companies, the Change of Control Payments, if any (including the employer portion of any Taxes relating to such payments).

“Transferred Employee Accrued PTO Amount” means all accrued but unpaid and unused paid time off for all Transferred Employees as of the Closing Date

“Transferred Employees” has the meaning set forth in Section 7.08(b).

“Transferred Liabilities” means the liabilities expressly retained by Seller pursuant to the terms of the Contribution Agreement.

“Transition Services Agreement” means that certain Transition Service Agreement in substantially the form attached hereto as Exhibit D.

“WARN Act” has the meaning set forth in Section 7.08(e).

“WARN Amount” means the aggregate amount, if any, to be paid to the Designated Employees terminated as of the Closing Date for the balance of the applicable WARN notice period, if such WARN notice period is less than sixty (60) calendar days.

“WARN Notice” has the meaning set forth in Section 7.08(e).

ARTICLE II

PURCHASE AND SALE

2.01 Purchase and Sale of Purchased Interests. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, convey, transfer and assign to Purchaser at Closing, and Purchaser hereby agrees to purchase and acquire from Seller at Closing, all right, title and interest in and to the Purchased Interests, free and clear of all Liens (other than Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities).

2.02 Purchase Price. Subject to (a) any adjustment made in accordance with Sections 2.05, and 2.06 and (b) any adjustment in accordance with Section 10.09, the purchase price for the Purchased Interests shall be an amount equal to One Hundred Forty-Five Million Seven Hundred Thousand Dollars ($145,700,000.00) (such amount, the “Purchase Price”) which shall be payable by Purchaser at Closing in accordance with Section 3.02.

2.03 Adjustment Escrow Account. At the Closing, a portion of the Purchase Price equal to the Adjustment Escrow Amount shall be deposited by Purchaser into an escrow account designated by the Escrow Agent (the account into which the Adjustment Escrow Amount is deposited being referred to herein as the “Adjustment Escrow Account”), in accordance with Section 3.02(a)(i), to be held in escrow by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).

2.04 Closing Indebtedness. All of the Funded Indebtedness of the Brand Companies as of the Closing Date, if any, shall be repaid in full at Closing out of the Purchase Price in accordance with Section 3.02(a)(ii).

2.05 Purchase Price Adjustment.

(a) General. The Purchase Price shall be subject to adjustment at the Closing, and the Net Closing Cash Consideration shall be subject to adjustment following the Closing, in each case, in accordance with this Section 2.05 and Section 2.06.

(b) Closing Adjustment. As soon as practicable before the Closing, but in no event later than 5:00 p.m. (Mountain Time) on the date that is two Business Days prior to the Closing Date, Seller shall deliver to Purchaser, (i) an estimated consolidated balance sheet of the Brand Companies as of the Closing Date, and (ii) a statement (the “Estimated Closing Statement”) setting forth in reasonable detail Seller’s (A) estimate of the Cash on Hand, if any, (such estimate, the “Estimated Cash on Hand”), (B) estimate of the Closing Indebtedness, if any (such estimate, the “Estimated Closing Indebtedness”), (C) estimate of the Company Transaction Expenses that have not been paid as of the Closing (such estimate, the “Estimated Company Transaction Expenses”), and (D) calculation of the Net Closing Cash Consideration based on the foregoing, in each case prepared by Seller in good faith in accordance with the Brand Companies’ historical practices and presented in a manner consistent with the illustrative example attached hereto as Schedule 2.05(b). In preparing the Estimated Closing Statement, Seller shall employ the same judgments, accounting methods, policies, practices, procedures, classifications or estimation methodologies employed by Seller and Purchaser in preparing Schedule 2.05(b).

(c) Post-Closing Adjustment. After the final calculation of Final Net Closing Cash Consideration (as determined pursuant to Section 2.06 below):

(i) If the Final Net Closing Cash Consideration minus the Net Closing Cash Consideration is greater than $0 (such difference, the “Net Overage Amount”), then, within three Business Days following the determination of the Final Net Closing Cash Consideration in accordance with Section 2.06, Purchaser shall deliver to Seller the Net Overage Amount by wire transfer of immediately available funds to the account or accounts designated by Seller, and Seller and Purchaser shall, subject to the final resolution of the purchase price adjustment pursuant to Section 2.05 of the Gaiam-FFL APA, deliver a joint instruction to the Escrow Agent to distribute all funds remaining in the Adjustment Escrow Account to Seller by wire transfer of immediately available funds to the account or accounts designated by Seller; and

(ii) If the Final Net Closing Cash Consideration minus the Net Closing Cash Consideration is less than $0 (such difference a “Net Deficit Amount”), then, within three (3) Business Days following the determination of the Final Net Closing Cash Consideration in accordance with Section 2.06, Seller and Purchaser shall deliver a joint instruction to the Escrow Agent to distribute from the Adjustment Escrow Account, (A) to Purchaser the Net Deficit Amount by wire transfer of immediately available funds to the account or accounts designated by Purchaser, and (B) subject to the final resolution of the purchase price adjustment pursuant to Section 2.05 of the Gaiam-FFL APA, to Seller any funds remaining in the Adjustment Escrow Account by wire transfer of immediately available funds to the account or accounts designated by Seller; provided, however, that in no event shall the amount payable by Seller under this Section 2.05(c)(ii), if any, exceed the Adjustment Escrow Amount.

(d) Acknowledgement. The Parties agree that the purpose of determining the Closing Indebtedness, the Cash on Hand, the Company Transaction Expenses, and the Final Net Closing Cash Consideration pursuant to Section 2.06 is to correct for any differences between the amounts of the foregoing as set forth on the Estimated Closing Statement and the actual amounts thereof as of the Closing Date, and the adjustment procedures set forth in this Section 2.05 and Section 2.06 are not intended to permit the introduction of new or different judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies for the purpose of determining the

Final Net Closing Cash Consideration or the components thereof. For the avoidance of doubt, Seller acknowledges and agrees that any payments to be made by Seller pursuant to Section 2.05(c) or Section 2.06(c) shall not constitute an indemnification payment or a claim for indemnification under Article X, and shall not be subject to or affect any limitations set forth therein. Purchaser further acknowledges and agrees that that the calculation of Final Net Closing Cash Consideration shall be made in accordance with this Section 2.05 and Section 2.06, and shall not take into account any breach of Seller’s representations, warranties or covenants hereunder which, for the avoidance of doubt, shall be addressed as claims for indemnification under Article X.

2.06 Purchase Price Adjustment Procedures.

(a) Preparation of Closing Balance Sheet. As promptly as practicable, but no later than 5:00 p.m. (Mountain Time) on the 75th day after the Closing Date or such later date as Purchaser and Seller agree in writing, Purchaser will prepare or cause to be prepared a consolidated balance sheet of the Brand Companies as of the Closing Date (the “Closing Balance Sheet”), prepared in accordance with the Brand Companies’ historical practices and presented in a manner consistent with Schedule 2.05(b) to be delivered to Seller, together with a statement (the “Closing Statement”) setting forth in reasonable detail Purchaser’s calculation of (i) the Cash on Hand, (ii) the Closing Indebtedness, (iii) the Company Transaction Expenses that were not paid as of the Closing, in each case, prepared by Purchaser in good faith in accordance with the Brand Companies’ historical practices and presented in a manner consistent with the pro forma example attached hereto as Schedule 2.05(b), and (iv) the Final Net Closing Cash Consideration based on the foregoing. In the event that Purchaser does not deliver the Closing Balance Sheet and the Closing Statement within such 75-day period, Purchaser shall be conclusively deemed to have accepted the Estimated Cash on Hand, the Estimated Closing Indebtedness and the Estimated Company Transaction Expenses as the Cash on Hand, the Closing Indebtedness, and the Company Transaction Expenses, respectively. Purchaser acknowledges and agrees that, for the purposes of Seller’s review of the Closing Balance Sheet delivered by Purchaser pursuant to this Section 2.06(a), Purchaser shall afford, and shall cause the Company to afford, Seller commercially reasonable access during normal business hours to the books and records (other than privileged documents) of Purchaser, the Brand Companies and their respective Representatives.

(b) Disagreement by Seller. If Seller disagrees with Purchaser’s calculation of the Cash on Hand, the Closing Indebtedness and/or the Company Transaction Expenses as set forth on the Closing Statement, Seller may, within 20 days after receipt of the Closing Balance Sheet and the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation(s) and setting forth in reasonable detail Seller’s (i) objection(s) to such calculation(s) of the Cash on Hand, the Closing Indebtedness, and/or the Company Transaction Expenses as set forth on the Closing Statement, and (ii) calculation(s) thereof and of the Final Net Closing Cash Consideration (an “Objection Notice”). Any Objection Notice shall specify those items or amounts as to which Seller disagrees (the “Disputed Items”). If Seller fails to deliver an Objection Notice during such 20-day period, the Cash on Hand, the Closing Indebtedness, and the Company Transaction Expenses determined by Purchaser and delivered to Seller in accordance with Section 2.06(a) shall be deemed final, binding, and conclusive for purposes of this Agreement.

(c) Dispute Resolution.

(i) If an Objection Notice shall have been timely delivered by Seller to Purchaser pursuant to Section 2.06(b), Seller and Purchaser shall, during the 10 days following such delivery, use commercially reasonable efforts to reach agreement on the Disputed Items in order to determine the Cash on Hand, the Closing Indebtedness, and/or the Company Transaction Expenses (in each case, to the extent disputed in the Objection Notice); provided, that the amount of any agreed upon

Disputed Item shall fall between (or be equal to either) Purchaser’s calculation thereof delivered pursuant to Section 2.06(a) and Seller’s calculation thereof delivered pursuant to Section 2.06(b). If, during such 10-day period, Seller and Purchaser agree as to any Disputed Item, then Seller and Purchaser shall execute a written acknowledgement of the amount of such Disputed Item and any Disputed Item so agreed upon shall be deemed final, binding, and conclusive for purposes of this Agreement. If, during such period, Seller and Purchaser are unable to reach agreement on all Disputed Items, then the Disputed Items that remain in dispute shall be resolved by KPMG LLP or, if such firm is conflicted or declines to act in such capacity by the office of such other nationally recognized major firm of independent accountants having no material relationship with any Party and reasonably acceptable to both Seller and Purchaser (the “Accounting Referee”).

(ii) Within 15 days of the retention of the Accounting Referee, Purchaser and Seller shall jointly submit the matter to the Accounting Referee and instruct the Accounting Referee that it (A) shall act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with the Brand Companies’ historical practices and presented in a manner consistent with Schedule 2.05(b), only the Disputed Items that remain in dispute; (B) shall adjust the calculation(s) of the Cash on Hand, the Closing Indebtedness, and/or the Company Transaction Expenses based thereon to reflect such resolution; (C) shall determine the amount of any Disputed Item to be an amount that falls between (or is equal to either) Purchaser’s calculation thereof delivered pursuant to Section 2.06(a) and Seller’s calculation thereof delivered pursuant to Section 2.06(b); and (D) shall deliver to Purchaser and Seller a written decision as promptly as practicable and in any event within 30 days following the submission of the remaining Disputed Items to the Accounting Referee for resolution. The Accounting Referee shall deliver to Purchaser and Seller, as promptly as practicable, a report setting forth such calculation. The Parties acknowledge and agree that, if any Disputed Item is submitted to the Accounting Referee pursuant to this Section 2.06(c), the Cash on Hand, the Closing Indebtedness, and/or the Company Transaction Expenses, as determined by the Accounting Referee, shall be, absent manifest error, final, binding, and conclusive for purposes of this Agreement.

(iii) If requested by the Accounting Referee, Purchaser and Seller agree to execute a reasonable engagement letter. The cost of such review and report (including any retainer) shall be borne (A) by Purchaser if Seller’s calculation of the Final Net Closing Cash Consideration (based on Seller’s position with respect to the Disputed Items submitted to the Accounting Referee) is closer to the Final Net Closing Cash Consideration calculated by the Accounting Referee (based on the Accounting Referee’s determination of such Disputed Items), (B) from the Adjustment Escrow Account, if Purchaser’s calculation of the Final Net Closing Cash Consideration (based on Purchaser’s position with respect to the Disputed Items submitted to the Accounting Referee) is closer to the Final Net Closing Cash Consideration calculated by the Accounting Referee (based on the Accounting Referee’s determination of such Disputed Items), and (C) otherwise equally by Purchaser and from the Adjustment Escrow Account. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Purchaser and 50% from the Adjustment Escrow Account.

(d) Cooperation. Seller and Purchaser will reasonably cooperate and assist as requested in the preparation of the Closing Balance Sheet and the calculations of the Cash on Hand, the Closing Indebtedness, and the Company Transaction Expenses and in the conduct of the audits and reviews referred to in this Section 2.06, including the making available to the extent necessary of books, records, work papers, and personnel.

2.07 Withholding. Purchaser shall be permitted to withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld with respect to the making of such payment under

Applicable Law (e.g., the applicable payroll Taxes for which the applicable Brand Company will be liable), and shall duly remit any amounts withheld to the proper Governmental Entity. Such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE III

CLOSING

3.01 Closing Date. Subject to the fulfillment of the conditions precedent specified in Sections 8.01, 8.02 and 8.03, the purchase and sale of the Purchased Interests shall be consummated by the exchange of signatures by facsimile or other electronic transmission or, if such exchange is not practicable, at a closing (the “Closing”) to be held at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 Seventeenth Street, Suite 220, Denver, Colorado 80202 at 10:00 a.m. (Mountain Time) within three Business Days following the satisfaction or waiver of the conditions precedent set forth in Sections 8.01, 8.02 and 8.03, or on such other date or at such other location as Seller and Purchaser shall mutually agree; provided, however, that in no event shall the Closing occur prior to the 45th day following the date hereof (such date on which the Closing occurs, the “Closing Date”).

3.02 Deliveries at Closing. Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:

(a) Purchaser shall deliver the Purchase Price as follows:

(i) Purchaser shall deliver the Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds for deposit in the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement;

(ii) Purchaser shall repay, on behalf of the Brand Companies, the Funded Indebtedness outstanding as of the Closing, by wire transfer to the holder(s) thereof, in accordance with the Pay-Off Letters;

(iii) Purchaser shall pay, on behalf of the Brand Companies, the Company Transaction Expenses (other than the Change of Control Payments which are addressed below) not paid by Seller prior to the Closing by wire transfer to the payees thereof, in accordance with the invoices delivered pursuant to Section 8.02(d)(xiii);

(iv) Purchaser shall deliver, on behalf of the Brand Companies, an amount equal to the aggregate amount of Change of Control Payments by wire transfer of immediately available funds directly to the Payroll Provider for payment through a special payroll on the Closing Date (subject to withholding for Taxes, which amounts shall be paid to the Company for disbursement to the applicable taxing authority); and

(v) Purchaser shall deliver to Seller the Net Closing Cash Consideration by wire transfer of immediately available funds to an account or accounts designated by Seller (such designation to occur no less than two Business Days prior to the Closing).

(b) Purchaser shall deliver, or cause to be delivered, to Seller the deliveries set forth in Section 8.03(c) and Section 8.03(d).

(c) Seller shall deliver, or cause to be delivered, to Purchaser the deliveries set forth in Section 8.02(d).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Purchaser, except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof (as modified, amended and supplemented, the “Disclosure Schedule”), as follows:

4.01 Organization. Seller is a corporation duly incorporated and is validly existing and in good standing under the laws of the State of Colorado.

4.02 Authority; Execution and Delivery; Enforceability.

(a) Seller has the requisite power and authority to execute and deliver this Agreement and the Collateral Agreements to which Seller is or will be a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Shareholder Consent, to consummate the Contemplated Transactions.

(b) The execution, delivery and performance by Seller of this Agreement and the Collateral Agreements to which Seller is or will be a party, and the consummation by Seller of the Contemplated Transactions, have been duly authorized by all necessary action on the part of Seller, and, subject to obtaining the Shareholder Consent, no other action on the part of Seller is or will be necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which Seller is or will be a party and the Contemplated Transactions. This Agreement has been, and each of the Collateral Agreements to which Seller is a party will be, duly executed and delivered by Seller.

(c) This Agreement constitutes, and each of the Collateral Agreements to which Seller is a party will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(d) The Board, by resolutions duly adopted by vote at a meeting of the Board duly called and held at which a quorum was present, has (i) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Seller and its shareholders, (ii) authorized, adopted and approved the execution, delivery and performance of this Agreement and the Contemplated Transactions, (iii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iv) resolved to recommend that the shareholders of Seller adopt and approve the consummation of the Contemplated Transactions, and such resolutions have not been rescinded, withdrawn or modified in any way as of the date hereof.

4.03 Noncontravention.

(a) Neither the execution and delivery of any of this Agreement or the Collateral Agreements to which Seller is or will be a party, nor the consummation or performance of any of the Contemplated Transactions, will, subject to obtaining the Shareholder Consent, (i) in any material respect contravene, conflict with or result in a violation of any Applicable Law or any Judgment to which Seller is subject or by which any of its properties or assets are bound, assuming that all filings and notifications in accordance with the HSR Act have been made and the applicable waiting period has expired or been terminated; (ii) in any material respect contravene, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, the provisions of any material Contract to which Seller is subject or by which any of its properties or assets are bound;

(iii) result in the loss of use or diminishment in any material respect of any rights of any of the Brand Companies to use any Material Registered Company Intellectual Property; or (iv) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Seller.

(b) Neither Seller nor any of its Affiliates owns an interest in any Person which reasonably could be expected to cause a Governmental Entity to seek to prevent or materially impair or delay the consummation of the Contemplated Transactions pursuant to the HSR Act.

4.04 Title to Purchased Interests. Seller is the record and beneficial owner of the Purchased Interests set forth on Section 4.04 of the Disclosure Schedule, and holds good and valid title to such Purchased Interests free and clear of any and all mortgages, security interests, charges, easements, rights, options, claims, restrictions, encumbrances, encroachments, indentures, deeds of trust, title irregularities, licenses or leases to third parties, or other liens or limitations of any kind (collectively, “Liens”), other than Permitted Liens. As of the Closing Date, Seller has the sole power and authority to sell, transfer, assign and deliver the Purchased Interests as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to the Purchased Interests, free and clear of any and all Liens (other than Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities). Seller is not a party to any voting trust or other voting agreement with respect to any of the Purchased Interests or to any agreement relating to the issuance, sale, redemption transfer or other disposition of the Purchased Interests.

4.05 Judgments. There is no outstanding Judgment to which Seller is a party or is subject that prohibits or impairs the consummation of the Contemplated Transactions by Seller.

4.06 Solvency. As of the Closing and immediately after consummating the Contemplated Transactions, Seller will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business, or (c) have incurred debts beyond its ability to repay such debts as they become absolute and matured.

4.07 Brokers. Other than the Banker, Seller has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE BRAND COMPANIES

Seller hereby represents and warrants to Purchaser, except as set forth in the Disclosure Schedule, as follows:

5.01 Organization and Standing. Each Brand Company is an Entity duly formed or organized and validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as set forth on Section 5.01 of the Disclosure Schedule. Each Brand Company has the requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Brand Company is duly qualified and in good standing to do business as a foreign Entity in each jurisdiction in which such qualification to carry on its business as presently conducted, and to hold its properties and assets, is necessary. Seller has made available to Purchaser accurate and complete copies of the Organizational Documents of each Brand Company.

5.02 Capitalization.

(a) Section 5.02(a) of the Disclosure Schedule accurately and completely sets forth for each Brand Company (i) each class and series of Equity Securities, (ii) the aggregate number of shares of each such class and series of Equity Securities that are authorized for issuance, (iii) the aggregate number of shares of each such class and series of Equity Securities that are outstanding, and (iv) a list of the names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the number, class, and series of Equity Securities owned by each such owner. Except for the outstanding Equity Securities set forth on Section 5.02(a) of the Disclosure Schedule, there are no Equity Securities of any of the Brand Companies that are issued, reserved for issuance or outstanding. There are no accrued but unpaid dividends in respect of any Equity Securities of any of the Brand Companies. No shares of capital stock are held in treasury by the Brand Companies. All outstanding shares of capital stock of the Brand Companies are duly authorized and at the time of issuance were validly issued, fully paid and nonassessable and are not subject to, issued or held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law or the Organizational Documents of the Brand Companies.

(b) None of the Brand Companies are a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the Equity Securities of such Brand Companies, pursuant to which any of the Brand Companies are or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, Equity Securities of the Brand Companies. There is no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of any of the Brand Companies.

(c) The Company has good and valid title to all of the outstanding Equity Securities of the Company Subsidiaries, in each case free and clear of all Liens (other than Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities).

(d) None of the Brand Companies owns, directly or indirectly, any Equity Securities in any Entity, other than the Company Subsidiaries set forth on Section 5.02(a) of the Disclosure Schedule.

(e) There are no restrictions of any kind that prevent the payment of dividends or other distributions by any of the Brand Companies, other than those imposed by Applicable Law.

5.03 Authority; Execution and Delivery; Enforceability.

(a) Each Brand Company has the requisite power and authority to execute and deliver the Collateral Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(b) The execution, delivery and performance by each Brand Company of the Collateral Agreements to which it is or will be a party and the consummation by such Brand Company of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of such Brand Company, and no other action on the part of such Brand Company is or will be necessary to authorize the execution, delivery and performance of the Collateral Agreements to which it is or will be a party and the Contemplated Transactions.

(c) The Collateral Agreements to which each Brand Company is or will be a party will be duly executed and delivered by such Brand Company. The Collateral Agreements to which each Brand Company is or will be a party will constitute the legal, valid and binding obligation of such Brand Company, enforceable against it in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.04 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions, will (a) in any material respect contravene, conflict with or result in a violation of any Applicable Law or any Judgment to which any Brand Company is subject or by which any of its properties or assets are bound, assuming that all filings and notifications in accordance with the HSR Act have been made and the applicable waiting period has expired or been terminated; (b) contravene, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, the provisions of any Material Contract or any material Permit of any Brand Company; (c) result in the loss of use or diminishment of any rights of any of the Brand Companies to use any Material Registered Company Intellectual Property; (d) contravene, conflict with or result in a violation of any of the provisions of any of the Organizational Documents of each Brand Company; or (e) result in the creation of any Lien upon or with respect to any of the properties or assets of the Brand Companies.

5.05 Financial Statements. Attached to Section 5.05 of the Disclosure Schedule are accurate and complete copies of the following pro forma financial statements (collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheet of the Brand Companies for the fiscal year ended December 31, 2014, and related unaudited consolidated statement of operations of the Brand Companies for the fiscal year then ended, and (ii) the unaudited consolidated balance sheet of the Brand Companies for the 12 months ended December 31, 2015 (the “Interim Balance Sheet”), and the related unaudited consolidated statement of operations of the Brand Companies for such period. The Financial Statements have been derived from the consolidated books and records of Seller which are prepared in accordance with GAAP applied on a consistent basis. The Financial Statements have been prepared in accordance with the Brand Companies’ historical practices and fairly present, in all material respects, the financial position, and results of operations of the Brand Companies as of the respective dates thereof and for the respective periods indicated therein, in each case in the aggregate, subject to the pro forma adjustments and the elimination of inter-company accounts. The Financial Statements include an allocation or invoicing of certain expenses to Seller and certain of its Subsidiaries, including, among others, general corporate expenses related to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives, and stock-based compensation. Purchaser acknowledges that these expenses have been allocated or invoiced to Seller or certain of its Subsidiaries on the basis of direct usage when identifiable, with the remainder allocated on a basis of operating income, headcount, or square footage. Purchaser further acknowledges that actual costs that would have been incurred if the Brand Companies had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure and that Seller is not making any representations with respect to these actual costs or their allocations.

5.06 No Undisclosed Liabilities.

(a) No Brand Company has any claims or Liabilities of any nature, other than Liabilities (i) specifically identified on the Interim Balance Sheet, (ii) incurred by such Brand Company in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (iii) relating to the performance under Material Contracts that have not yet been fully performed and under which such Brand Company is not in breach or default (without giving effect to any grace period or requirement with respect to the giving of notice contained therein), (iv) incurred by any Brand Company in connection with the Contemplated Transactions and satisfied on or prior to the Closing Date, (v) as set forth in Section 5.06 of the Disclosure Schedule, or (vi) less than $50,000 individually and $250,000 in the aggregate. None of the Brand Companies is a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S K promulgated by the Securities and Exchange Commission).

(b) There are no pending claims and, to the Knowledge of Seller, no facts that would reasonably entitle any director or officer of Seller or the Brand Companies to indemnification by any of the Brand Companies under Applicable Law, the Organizational Documents of any Brand Company, any Brand Insurance Policies, or any indemnity agreements of any Brand Company or similar agreements to which any Brand Company is a party or by which any of its properties or assets is or may be bound.

5.07 Absence of Changes or Events. Since the Interim Balance Sheet Date, each Brand Company has (and Seller, in so far as it operated any aspect of the Brand Business or owned any asset constituting a Contributed Asset prior to the date hereof, has) (i) conducted its business in the ordinary course consistent with past practice, and there has not occurred any change, effect, event, condition or circumstance that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect, (ii) used its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors, Governmental Entities, and other third parties and to keep available the services of its current officers and employees, and (iii) used its commercially reasonable efforts to protect its Intellectual Property, and to avoid infringing, violating or misappropriating any Intellectual Property of any third party (assuming that the practices, customs, actions and omissions in effect on or taken prior to the Interim Balance Sheet Date were sufficient to avoid the same). Since the Interim Balance Sheet Date, except in the ordinary course of business consistent with past practice or as would not be material and adverse to the Brand Companies:

(a) none of the Brand Companies has sold, leased, transferred, or assigned any of its assets, tangible or intangible, to a third party for more than $100,000 or caused or permitted to exist any Lien (other than Permitted Liens) on any of its assets, including Company Intellectual Property;

(b) none of the Brand Companies has acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(c) none of the Brand Companies has entered into any Contract outside of the ordinary course of business requiring aggregate expenditures of more than $50,000;

(d) none of the Brand Companies has made or committed to make any capital expenditure in excess of $50,000, individually, or $150,000, in the aggregate, outside of the ordinary course of business;

(e) none of the Brand Companies has issued, created, incurred, assumed, or guaranteed any Indebtedness involving more than $50,000;

(f) none of the Brand Companies has changed any of its payment policies with landlords, vendors, suppliers or other creditors or collection policies with respect to customers;

(g) none of the Brand Companies has amended its Organizational Documents;

(h) none of the Brand Companies has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock other than in connection with the Contribution;

(i) other than in accordance with the Brand Companies’ Organizational Documents, none of the Brand Companies has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(j) none of the Brand Companies has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $250,000;

(k) none of the Brand Companies has granted any increase in the base compensation or wages of any of its directors or officers or employees outside of the ordinary course of business;

(l) none of the Brand Companies has (1) made, revoked or amended any Tax election, changed any accounting method for Tax purposes, filed any Tax Return outside the ordinary course of business or amended any Tax Return, (2) settled any claim for Taxes or entered into any Tax sharing or similar, contract, or (3) surrendered any right to claim a refund of Taxes;

(m) none of the Brand Companies has settled or compromised any dispute, claim or assessment regarding a Tax liability in excess of $50,000;

(n) none of the Brand Companies has discharged or settled any Proceeding or Liability, other than respect to any of the matters set forth in Section 5.14 of the Disclosure Schedule;

(o) none of the Brand Companies has made any change in its accounting methods or principles except as required by or in a manner consistent with GAAP and Applicable Laws;

(p) none of the Brand Companies has sold, transferred, leased, abandoned, cancelled, licensed or otherwise disposed of any Company Intellectual Property, other than (i) non-exclusive licenses to customers granted in the ordinary course of business consistent with past practice, (ii) to other Brand Companies, and (iii) pursuant to the Contribution Agreement or the Gaia Agreements; and

(q) other than as set forth above, none of the Brand Companies has entered into or agreed to enter into any Contract relating to any of the foregoing.

5.08 Certain Assets. Other than with respect to real property or interests in real property, such matters being the subject of Section 5.09, and Intellectual Property, such matters being the subject of Section 5.10, each Brand Company has good and marketable title to, or in the case of leased assets, a valid and enforceable leasehold interests in all tangible and intangible personal property and assets reflected in the Financial Statements or thereafter acquired (except for properties and assets disposed of in the ordinary course of business, consistent with past practice). Except for Permitted Liens (including those set forth in Section 5.08 of the Disclosure Schedule), all of such owned assets are owned, and such leased assets are leased, free and clear of all Liens. Except as set forth in the Collateral Agreements, none of Seller or any of its Affiliates (other than the Brand Companies) possesses, or has a right to use, any tangible or intangible personal properties and assets owned or leased by the Brand Companies. All of the tangible personal property used in the Brand Business is in good operating condition (ordinary wear and tear excepted) and is adequate and suitable for the purpose for which it is presently being used.

5.09 Real Property. Section 5.09 of the Disclosure Schedule sets forth an accurate and complete list of all real property in which any Brand Company has a leasehold interest (each, a “Leased Property”), the address of the Leased Property and the amount of the lease payment for the each period with respect to which such amount is due. Seller has made available to Purchaser true, complete and correct copies of all real property leases relating to the Leased Property (collectively, the “Real Property Leases”), including all amendments thereto. No Brand Company holds fee title to any real property. Each Brand Company has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, except for: (a) the following Liens (collectively, “Real Estate Liens”): (i) easements, covenants, rights-of-way and other similar restrictions of record, (ii) zoning, building and other similar restrictions, (iii) Liens that have been placed by any developer, landlord or other third party on property over which any Brand Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (iv) unrecorded easements, covenants, rights-of-way and other similar restrictions; or (b) any Permitted Lien. None of the Brand Companies is in default under any Real Property Lease, and, to the Knowledge of Seller, no other party to any such Real Property Lease is in default thereunder, with or without the giving of notice, the lapse of time or both. Since January 1, 2014, no party to any Real Property Lease has exercised any option or right to (1) terminate such Real Property Lease prior to the end of the term thereof, (2) lease additional premises pursuant to such Real Property Lease, (3) reduce or relocate the premises demised by such Real Property Lease or (4) purchase any real property pursuant to such Real Property Lease.

5.10 Intellectual Property.

(a) All Intellectual Property owned by the Brand Companies that is the subject of a patent or registration for protection under Applicable Law, or a pending application for such a patent or registration, is set forth in Section 5.10(a) of the Disclosure Schedule (“Registered Company Intellectual Property”). To the extent indicated as “Registered” on Section 5.10(a) of the Disclosure Schedule, the Intellectual Property contained therein has been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office, a duly accredited and appropriate domain name registrar, or the appropriate Governmental Entity of other jurisdictions (foreign and domestic). To the extent indicated as “Registered” on Section 5.10(a) of the Disclosure Schedule, all Registered Company Intellectual Property is valid, subsisting and enforceable. There are no actions that must be taken or payments that must be made by the Brand Companies within ninety (90) days following the date hereof that, if not taken, will materially and adversely affect any of the Registered Company Intellectual Property.

(b) The Brand Companies own, free and clear of all Liens (other than (i) the Permitted Liens, and (ii) non-exclusive licenses granted in the ordinary course of business consistent with past practice), all Material Registered Company Intellectual Property.

(c) The Brand Companies own, free and clear of all Liens, all Registered Company Intellectual Property. No Related Party or Affiliate of the Company which is not also a Brand Company (i) owns any Company Intellectual Property, or (ii) has any right to use any Company Intellectual Property; provided that, the foregoing subsection (ii) shall not apply to the rights to use any Company Intellectual Property that are granted to Gaia, Inc. pursuant to the Gaia Agreements.

(d) No Company Intellectual Property has been found to be invalid or unenforceable under Applicable Law. Neither the Company Intellectual Property (including any use thereof) nor the conduct of the Brand Business (including any of its products and services) infringes upon or misappropriates the valid Intellectual Property of any Person. The Company Intellectual Property is not subject to any pending Proceeding by any Person which Proceeding is currently ongoing, and no Proceeding has been threatened in writing in the last three (3) years. No Person is infringing or misappropriating any Company Intellectual Property in any material respect. Without limiting the foregoing, as of the date hereof, neither Seller nor any Brand Companies has received in the past three years any notice or claim (including threats or offers to license and cease and desist communications) from any Person challenging the right of any of the Brand Companies, or any of their respective manufacturers, contractors or licensees to use any of the Company Intellectual Property.

(e) Section 5.10(e) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts under which any Brand Company has (i) acquired or obtained, or has been licensed or otherwise granted, any license, permission or other right to utilize any Intellectual Property that is owned by a Person other than Seller or the Brand Companies pursuant to which any Brand Company paid, or is obligated to pay, in excess of $100,000 annually (collectively, the “License Agreements”); or (ii) licensed or otherwise granted any Person any license, permission or other right to utilize any Material Registered Company Intellectual Property other than non-exclusive licenses granted to customers and digital partners in the ordinary course of business consistent with past practice. Each Contract set forth on Section 5.10(e) of the Disclosure Schedule is binding against the applicable Brand Company and, to the Knowledge of Seller, against the other party thereto.

(f) The Brand Companies own or possess a license to use all Intellectual Property that is necessary and sufficient for the operation of the Brand Business as currently conducted and will continue to do so immediately following the Closing.

(g) With respect to any and all services rendered by (i) the employees of Seller or any of the Brand Companies within the scope of their employment or (ii) all independent contractors engaged by Seller or any of the Brand Companies prior to the date hereof within the scope of their engagement, Seller and the Brand Companies are the sole and exclusive owners of all of the results and proceeds of such services (including all developments, contributions and creations relating to Company Intellectual Property, and any materials embodying, disclosing or constituting the same), by operation of law or by valid assignment; and insofar as those employees and independent contractors are concerned, Seller and the Brand Companies have complete, unencumbered and unrestricted ownership of and rights to use and exploit all such results and proceeds, throughout the world and in perpetuity.

(h) To the extent that any of the Brand Companies has sold, transferred, leased, licensed or otherwise disposed of any Company Intellectual Property to Gaia, Inc. pursuant to the Affiliate Agreements or the Gaia Agreements, except as set forth in the Gaia Agreements, such Company Intellectual Property (i) is not used, directly or indirectly, by any of the Brand Companies, or (ii) has been licensed back for use by the applicable Brand Companies consistent with their use prior to such sale, transfer, lease, license or other disposition.

(i) Gaiam Americas has all necessary rights to (i) assign the rights provided for in the SVOD Rights Assignment Agreement and (ii) grant the sublicenses provided for in the SVOD Rights Sub-License Agreement, respectively, and doing so will not breach any agreement between Gaiam Americas and any other Person.

(j) Except as set forth in Section 5.10(j) of the Disclosure Schedule, none of the Brand Companies are a party to any Contract pursuant to which a Brand Company has (i) the right to use or exploit (A) the services, name and/or likeness of any individual (including, without limitation, audio and/or audiovisual recordings embodying the performances of any yoga and/or fitness talent) or (B) Intellectual Property owned by a Person other than Seller or the Brand Companies and (ii) an obligation to pay advances, minimum guarantees or any other payment which is not contingent on sales, but in each case, excluding (y) royalty payment obligations, which are contingent on sales, and (z) the Gaia Agreements.

5.11 Material Contracts.

(a) Section 5.11(a) of the Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts to which any Brand Company is a party or by which any such Brand Company and its properties and assets are bound (together with all Contracts under which any Brand Company has (x) acquired or obtained, or has or has been licensed or otherwise granted, any license, permission or other right to utilize any Intellectual Property that is owned by a Person other than Seller or the Brand Companies or (y) licensed or otherwise granted any Person any license, permission or other right to utilize any Material Registered Company Intellectual Property, including the License Agreements, collectively, the “Material Contracts”):

(i) Contracts with a customer of any Brand Company that generated net revenue for the Company in excess of $1,000,000 during the 12-month period ended December 31, 2015;

(ii) Contracts pursuant to which any Brand Company paid to any supplier, vendor or similar Person in excess of $1,000,000 during the 12-month period ended December 31, 2015;

(iii) Contracts relating to the rental or use of tangible personal property, equipment, vehicles, other personal property or fixtures, except for any Contract individually involving payment of annual rental sums less than $150,000 annually;

(iv) Contracts pursuant to which any Brand Company is bound by any (A) covenant not to compete with any Person or in any geographical area, (B) covenant not to engage in a specific line of business, (C) covenant not to use, exploit or enforce any Company Intellectual Property in any capacity;

(v) Contracts pursuant to which any Brand Company has incurred any Indebtedness in excess of $50,000 or granted a Lien (other than Permitted Liens) on any property or asset of any Brand Company;

(vi) Contracts relating to any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement pursuant to which any Brand Company either receives or makes payments in excess of $50,000 annually;

(vii) Contracts for the employment, hire or retention of any officer, employee, consultant, or independent contractor of any Brand Company (on a full-time or part-time basis) (A) for which such Brand Company is obligated as of the date of this Agreement to make payments in excess of $100,000 annually or (B) providing for the payment of cash or other compensation or benefits upon the consummation of the Contemplated Transactions;

(viii) Contracts involving any resolution or settlement of any actual or threatened Proceeding which involve (A) payments in excess of $150,000 which have not yet been paid or (B) any restrictive covenants that are currently binding upon any Brand Company;

(ix) other than pursuant to the Gaiam-FFL APA, Contracts for the sale of any of the properties or assets of the Brand Companies, other than in the ordinary course of business consistent with past practice, for consideration in excess of $150,000 which were entered into within the last twenty-four (24) months and pursuant to which a Brand Company has any ongoing obligations thereunder; and

(x) Contracts, not otherwise identified above, pursuant to which any of the Brand Companies has a non-contingent obligation as of the date of this Agreement to make payments in excess of $150,000 individually during the 12-month period following the date of this Agreement.

(b) Seller has delivered or made available to Purchaser complete and accurate copies of each written Contract (other than purchase orders) set forth on Section 5.11(a) of the Disclosure Schedule (including all written amendments, modifications and supplements thereto). All Material Contracts are valid, binding and enforceable against the applicable Brand Company and against the other parties thereto (except in each case as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Applicable Laws affecting creditors’ rights generally or by general principles of equity), and is in full force and effect. Each Brand Company has performed all obligations required to be performed by it to date under the Material Contracts to which it is a party, and it is not in breach or default in any material respect thereunder. No other party to any Material Contract is in breach or default thereunder and there exists no change, event, effect, condition or circumstance which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any Material Contract. Each Material Contract set forth in Section 5.11(a) of the Disclosure Schedule (or required to be set forth in Section 5.11(a) of the Disclosure Schedule) has not been terminated or been repudiated.

5.12 Insurance. Section 5.12 of the Disclosure Schedule sets forth an accurate and complete list of all insurance policies with policy periods in effect on the date hereof maintained for the benefit of the Brand Companies (the “Brand Insurance Policies”), it being agreed that following the Closing, the Brand Companies will not have any benefits, rights, obligations, or Liabilities under any Brand Insurance Policies.

5.13 Taxes.

(a) Each of Seller and each of the Brand Companies has filed when due (taking into account properly obtained extensions) all federal income Tax Returns with respect to income, assets, and operations of any Brand Company or the Purchased Interests and all other material Tax Returns that it was required to file under Applicable Laws. All such Tax Returns are true, correct and complete in all material respects. No extension of time in which to file any such Tax Return is currently in effect.

(b) All Taxes with respect to income of any Brand Company or the Purchased Interests and all material Taxes with respect to assets and operations of any Brand Company or the Purchased Interests due and owing by Seller and any Brand Company (whether or not shown on such Tax Returns) have been timely paid by the due date thereof.

(c) Seller and the Brand Companies have withheld and collected all amounts required by Applicable Law to be withheld or collected by it on account of Taxes, and has duly and timely paid all such withheld or collected amounts (or set aside for payment when due) to the appropriate Governmental Entity.

(d) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Brand Company.

(e) At all times since its formation, for federal income Tax purposes, the Company has been treated as an entity disregarded as separate from its owner within the meaning of U.S. Treasury Regulations §301.7701-3.

(f) No audits, examinations or other proceedings are in progress, threatened in writing by any Governmental Entity or pending with regard to any Taxes or Tax Returns of Seller or any of the Brand Companies. All deficiencies asserted, or assessments made, against Seller or any Brand Company as a result of any audit, examination or other Proceeding by a Governmental Entity have been timely paid in full. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes, or the filing of any Tax Return, of Seller or any Brand Company.

(g) No Brand Company is liable for any Taxes of any other Person (other than any Brand Company) pursuant to U.S. Treasury Regulations §1.1502-6 (or any comparable provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, or is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(h) Neither Seller nor any Brand Company has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, which such ruling or agreement will have continuing effect after the Closing Date.

(i) Neither Seller nor any Brand Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under U.S. Treasury Regulations §1.1502-13 or an excess loss account under U.S. Treasury Regulations §1.1502-19, (v) a change in the accounting method of Seller or any Brand Company pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality, or (vi) an election pursuant to Section 108(i) or the Code.

(j) During the five (5) year period ending on the date hereof, neither Seller nor any Brand Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k) Neither Seller nor any Brand Company has engaged in a “reportable transaction” within the meaning of U.S. Treasury Regulations §1.6011-4(b).

(l) Since its formation, each of the Company Subsidiaries has been validly classified for U.S. federal income tax purposes as an association taxable as a corporation within the meaning of U.S. Treasury Regulations §301.7701-2.

(m) No written claim has been made by any Taxing Authority in a jurisdiction where any Brand Company does not file Tax Returns that any Brand Company is or may be subject to taxation by that jurisdiction.

(n) Except for Taxes relating to or arising from the transactions contemplated by the Contribution Agreement, there are no other Taxes incurred by or attributable to any Brand Company relating to any transactions attributable to the Pre-Closing Period that are or may become due after the Closing.

(o) No Brand Company is, and has been at any time during the five (5) years preceding the date hereof, a United States real property holding company, as defined in Section 897(c)(2) of the Code.

(p) Gaiam Americas is a “consolidated target” within the meaning of Treasury Regulations Section 1.338(h)(10)-1(b). Seller is the common parent of the “selling consolidated group” within the meaning of Treasury Regulations Section 1.338(h)(10)-1(b) that will be treated as selling the stock of Gaiam Americas pursuant to the Contemplated Transactions for U.S. federal income Tax purposes.

5.14 Proceedings; Judgments.

(a) Section 5.14(a) of the Disclosure Schedule sets forth an accurate and complete list of all Proceedings before or against any Governmental Entity or any other Person pending or threatened (in writing) against any Brand Company, or any properties, assets, rights, officers or directors (in such capacity as officers or directors) of such Brand Company.

(b) There is no outstanding Judgment to which any Brand Company is a party or subject (i) that materially and adversely affects any Brand Company, its properties, assets, business, or operations, (ii) that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) that prohibits or impairs, or could prohibit or impair, the consummation of the Contemplated Transactions.

(c) As of the date hereof, to the Knowledge of Seller, there is no valid basis for any action, proceeding or investigation of the type described in the foregoing clauses (a) or (b).

5.15 Benefit Plans.

(a) Section 5.15(a) of the Disclosure Schedule sets forth an accurate and complete list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plan, program, policy and arrangement maintained or contributed to (or required to be contributed to) for the benefit of any Brand Employee, or former employee, officer or director who primarily performed service for or at the behest of Seller, any Brand Company or their respective Affiliates or with respect to which any Brand Company would reasonably be expected to have direct, indirect, joint and several or contingent liability (the “Company Benefit Plans”).

(b) Each Company Benefit Plan intended to qualify under Code Section 401(a) is the subject of a favorable determination, advisory or opinion letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination, advisory or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Company Benefit Plan.

(c) None of the Company Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Applicable Law.

(d) No employee pension benefit plan (as defined under Section 3(2) of ERISA) sponsored, maintained or contributed to, at any time, by Seller, any Brand Company, or any of their respective Affiliates: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

(e) Seller has made available to Purchaser, with respect to each Company Benefit Plan: (i) a copy of the Company Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future) and, in the case of any Company Benefit Plan not set forth in writing, a written description thereof; (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Company Benefit Plan; (iii) a copy of any summary plan description for the Company Benefit Plan; (iv) a copy of any Form 5500 for the last three Company Benefit Plan years; and (v) a copy of any determination, advisory, or opinion letter related to the Company Benefit Plan and any notice or other document that has been issued by, or that has been received by the sponsor of such Company Benefit Plan from any Governmental Entity with respect to the Company Benefit Plan.

(f) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with Applicable Law, including the Code and ERISA.

(g) Each contribution or other payment that is required to have been accrued or made to, under, or with respect to any Company Benefit Plan has been duly accrued or made on a timely basis.

(h) No prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to a Company Benefit Plan that would reasonably be expected to subject the Company to any material liability.

(i) There are no Proceedings pending or threatened with respect to any Company Benefit Plan or the assets of any Company Benefit Plan or any related trust (other than routine claims for benefits).

(j) Other than in the ordinary course of business, there has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any Brand Employee. Other than in the ordinary course of business, Seller does not have any commitment or obligation and has not made any representations to any Brand Employee, whether or not legally binding, to adopt, amend or modify any Company Benefit Plan.

(k) Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions could (i) entitle any Brand Employee to material severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Brand Employee, (iii) directly or indirectly cause Seller to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any liability under any Company Benefit Plan, or (v) or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(e) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment by a Brand Company to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under

Section 280G of the Code. There is no Contract to which Seller or the Brand Companies is a party that could, individually or collectively, result (or has resulted) in the payment of any amount that would not be deductible by reason of Section 280G of the Code.

(l) Any other representation or warranty contained in this Agreement notwithstanding, the representations and warranties contained in this Section 5.15 constitute the sole representations and warranties of Seller relating to employee benefit plan matters.

5.16 Employees and Labor Matters. No Brand Company is party to or bound by (a) any written contract related to the employment of any individual or (b) a collective bargaining or other agreement with any labor union or other labor organization, and no Brand Company is negotiating or required to negotiate any such agreement with a labor union or other labor organization. No Brand Company is subject to any pending or threatened representation or certification proceedings or demand for recognition or certification. There are no pending or threatened strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, or labor disputes in respect of any Brand Company. Purchaser has been provided access to a list containing the name, job title, rate of compensation, classification as exempt or non-exempt from overtime pay and vacation, sick time and personal leave accruals as of the date hereof, of each individual who, as of the date hereof, primarily performs services to the Brand Business and including all employees on authorized leave as of the date hereof (together with any employees or independent contractors hired or engaged by any Brand Company following the date hereof and prior to the Closing Date, the “Brand Employees”). Each Brand Company has at all times complied in all material respects with all Applicable Laws relating to labor or employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits, collective bargaining and similar requirements, the payment of Social Security and similar Taxes, and occupational safety and health (collectively, “Employment Practices”), and no Brand Company is engaged in any unfair labor practice, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a material liability. There are no pending or threatened, Proceedings or investigations relating to the Employment Practices of any Brand Company. No Brand Company employee is in violation of any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with a third party in connection with his or her employment with a Brand Company. Any other representation or warranty contained in this Agreement notwithstanding, the representations and warranties contained in this Section 5.16 constitute the sole representations and warranties of Seller relating to employee and labor matters.

5.17 Compliance with Applicable Laws; Permits.

(a) Since January 1, 2013, the Brand Companies have, and Seller has, conducted their respective business, and operated and used all of their respective assets, in compliance in all material respects with all Applicable Laws or Judgments. Since January 1, 2013, no Brand Company has, and Seller has not, received any notice (written or otherwise) from any Governmental Entity or any other Person alleging the violation of, or failure to comply with, any Applicable Law or Judgment. For the avoidance of doubt, this Section 5.17 does not apply to (i) Tax matters, such matters being the subject of Section 5.13, (ii) employee benefit matters, such matters being the subject of Section 5.15, (iii) employee and labor matters, such matters being the subject of Section 5.16, (iv) unlawful payments, such matters being the subject of Section 5.19, or (v) product liability matters, such matters being the subject of Section 5.26.

(b) The Brand Companies possess all material federal, state, local and foreign Permits that are necessary for the operation of the Brand Business as presently conducted. All such

Permits are valid and have not lapsed, been cancelled, terminated or withdrawn, nor has any of the Brand Companies received any notice (written or otherwise) from any Governmental Entity for the cancellation, termination or withdrawal of such Permits. The Brand Companies are in compliance in all material respects with all such Permits.

5.18 Agreements with Related Parties. None of (x) Seller or any of its Subsidiaries (other than a Brand Company) and/or (y) any Related Party of Seller or any of its Subsidiaries or any Brand Company, in each case, (a) is party to any agreements, transactions, arrangements or understandings with any Brand Company (other than with respect to an officer or director of such Brand Company pursuant to the Organizational Documents of such Company or with respect to an officer, director or employee of such Brand Company pursuant to Company Benefit Plans, in each case as in effect as of the date hereof), (b) has any interest, directly or indirectly in any assets or properties used or held for use by any Brand Company (other than as a holder of Equity Securities of the Brand Companies), (c) is (or, other than through ownership of less than 5% of the capital stock of any Person, has any direct or indirect interest in) a supplier, customer, competitor, debtor, lessor or creditor of the Brand Companies, (d) is (other than pursuant to the Company Benefit Plans as in effect as of the date hereof) owed any amounts by any Brand Company, or (e) owes any amount to any Brand Company.

5.19 Absence of Unlawful Payments.

(a) No Brand Company has and no Representative of any Brand Company, acting on their behalf, has (i) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, (ii) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, (iii) paid, or offered, promised or authorized payment of, money or any other thing of value to any Governmental Entity or official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of Applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that any of the Company might secure any advantage, obtain or retain business or direct business to any Person, or (iv) accepted or received any contributions, payments, gifts or expenditures that was unlawful.

(b) The operations of the Brand Companies have been conducted at all times in compliance with the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where the Brand Companies conduct business or own assets, and any related or similar Applicable Laws issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”). No Proceeding by or before any Governmental Entity involving any Brand Company with respect to the Money Laundering Laws is pending or threatened.

5.20 Brokers. Other than the Banker, no Brand Company has retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

5.21 No Other Operations; Contribution of the Brand Business. The Company is a holding company that has never had any operations (other than administrative operations as a holding company of the Company Subsidiaries) prior to its acquisition of the Contributed Assets pursuant to the Contribution Agreement. As of the Closing Date, the Brand Business will be the only business operation carried on by the Brand Companies. Seller has duly and validly transferred and assigned to the Company pursuant to the Contribution Agreement, and the Company has assumed and accepted from Seller, all of the Contributed Assets and the Contributed Liabilities, in each case, in accordance with Applicable Law and free and clear of all Liens (other than Permitted Liens). As of the date hereof, the Company (i) does not have any assets other than the Contributed Assets and any assets acquired pursuant to its operation of the Brand Business in the ordinary course consistent with past practice and (ii) does not have any Liabilities other than the Contributed Liabilities and Liabilities incurred pursuant to its operation of the Brand Business in the ordinary course consistent with past practice. Other than this Agreement, the Gaiam-FFL APA, and the Collateral Agreements to which the Company is a party, the Company is not a party to any contract or agreement other than the Contribution Agreement and the Brand Contracts (as defined in the Contribution Agreement). Except as set forth in the Collateral Agreements, the Contributed Assets constitute all of the assets necessary to conduct the Brand Business as currently conducted.

5.22 Environmental Matters.

(a) The Brand Companies are, and since January 1, 2010 have been in compliance with, and operate, and have operated, the Brand Business in compliance with, all Environmental Laws applicable to the Brand Business or the operations at the facilities currently operated, leased, or previously operated, owned, or leased by them.

(b) No Hazardous Materials have been produced, sold, used, stored, transported, arranged for transport, handled, released, discharged, or disposed of by any of the Brand Companies or any other Person or any of their respective Representatives at or from any location, including at or from the facilities currently or formerly owned, leased, or operated by any of the Brand Companies, in a manner that violated or would reasonably be expected to give rise to Liability under any applicable Environmental Law.

(c) There are no facts, circumstances or conditions relating to the past or present business or operations of any Brand Company or any of their respective predecessors (including the disposal of any wastes, Hazardous Materials or other materials at any location), or to any real property or facility at any time owned, leased, or operated by any Brand Company or any of their respective predecessors, that would reasonably be expected to give rise to any Proceeding, or to any Liability, under any Environmental Law.

5.23 Company IT Assets. The Company IT Assets constitute the information technology assets necessary to operate the e-commerce business conducted by the Brand Companies as of the date hereof, in the manner in which it is presently conducted. The Brand Companies have implemented backup and security technology, policies and procedures reasonably necessary for the continued operation of the Brand Business. The Company IT Assets have operated in all material respects in accordance with all licenses and all specifications, documentations or warranties therefor, and, to the Knowledge of Seller, have not materially malfunctioned or failed in any manner that adversely impacted the Brand Companies.

5.24 Privacy. Seller and the Brand Companies (a) comply and at all times since January 1, 2010 have complied with all applicable privacy laws and regulations and contractual obligations regarding the collection, processing, disclosure and use of all data, including data consisting of personally identifiable information that is, or is capable of being, associated with specific individuals; (b) comply and at all times since January 1, 2010 have complied with the Brand Companies’ privacy policies with respect to personally identifiable information; and (c) take and have taken all contractually required measures and all measures a reasonable Person in the same industry as the Brand Business would reasonably be expected to take to protect any personally identifiable information that the Brand Companies have collected or otherwise acquired from unauthorized disclosure. There are no claims, investigations or actions currently pending concerning the data or privacy practices of Seller or the Brand Companies. No Proceedings have been asserted or threatened in writing against Seller or the Brand Companies in the last three (3) years alleging a violation of any of the foregoing. Since January 1, 2010, there has been no loss, damage, or unauthorized access, use, modification, or breach of security of personally identifiable information or other data maintained by or on behalf of Seller or the Brand Companies.

5.25 Inventories. The inventories of the Brand Companies are in the physical possession of the Brand Companies, with third party logistics contractors or in transit to or from a customer or supplier of the Brand Companies, and none of the inventories has been pledged as collateral or otherwise is subject to any Lien (other than any Permitted Lien) or is held on consignment from others. The inventories reflected in the Financial Statements was, and the inventory reflected on the Company’s books of account have been, determined and valued on a first-in first-out basis, in accordance with GAAP applied, in the case of the inventory reflected on the Company’s books and records, on a basis consistent with the Financial Statements. The inventories were acquired or produced in the ordinary course of business consistent with past practice. The inventories are of a quality presently useable and salable in the ordinary course of business.

5.26 Product Liability.

(a) Since January 1, 2012, there has been no Proceeding by or before any Governmental Entity against or involving any of the Brand Companies or concerning any product manufactured, shipped, sold or delivered by or on behalf of any of the Brand Companies relating to or resulting from a material alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered by or on behalf of any of the Brand Companies or any material alleged failure to warn, or any material alleged breach of implied warranties or representations, and none has been threatened.

(b) Since January 1, 2012, there has not been any Occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since January 1, 2012, there has not been any product recall, rework or post sale warning or similar action conducted with respect to any product manufactured (or to be manufactured), or sold by or on behalf of any of the Brand Companies or any investigation or consideration of or decision made by any Person or Governmental Entity concerning whether to undertake or not undertake any material product recall, rework or post sale warning or similar action.

(d) There have been no material defects in design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured, shipped, sold or delivered by or on behalf of any of the Brand Companies. All material manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by the Brand Companies have complied with all requirements established by Applicable Law.

5.27 Suppliers and Customers. Since the Interim Balance Sheet Date, no customer and no supplier required to be identified in Section 5.11(a)(i) of the Disclosure Schedule and Section 5.11(a)(ii) of the Disclosure Schedule, respectively, has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with any of the Brand Companies. Since the Interim Balance Sheet Date, none of Seller or any of the Brand Companies has received any written notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with any of the Brand Companies or limit its services, supplies or materials to any of the Brand Companies, or its usage or purchase of the services and products of any of the Brand Companies either as a result of the transactions contemplated hereby or otherwise.

5.28 Accounts Receivable. All of the accounts receivable of the Brand Companies set forth on the Interim Balance Sheet are (a) properly stated thereon in accordance with GAAP, (b) to the Knowledge of Seller, are valid and enforceable claims, and (c) represent bona fide transactions arising in the ordinary course of business of the Brand Companies. Since the Interim Balance Sheet Date, there have not been any write-offs as uncollectible of any such accounts receivable, except for write-offs in the ordinary course of business consistent with past practice.

5.29 Inventory. The Brand Companies own all of the inventory of the Brand Business free and clear of all Liens, subject only to Permitted Liens. The inventory of the Brand Companies consists of raw materials, components, finished goods, packaging and capitalized landed costs as reflected on the Interim Balance Sheet, and the changes thereto reflected on the books and records of the Brand Companies since the Interim Balance Sheet Date, in the ordinary course of business and consistent with past practice, subject to normal adjustments and reserves. The inventory of the Brand Companies reflected on the Interim Balance Sheet and in the books and records of the Brand Companies since the Interim Balance Sheet Date is of a quality and a quantity useable in the ordinary course of business, and such inventory has been valued at the lesser of cost or market, and all material unmarketable, returned, rejected, damaged, slow moving or obsolete inventory has been written off or written down to net realizable value or adequately reserved against in the books and records of the Brand Companies and in the Interim Balance Sheet.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

6.01 Authority; Execution and Delivery; Enforceability.

(a) Purchaser has the requisite power and authority to execute and deliver this Agreement and the Collateral Agreements to which Purchaser is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(b) The execution, delivery and performance by Purchaser of this Agreement and the Collateral Agreements to which Purchaser is or will be a party and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary limited liability company action on the part of Purchaser, and no other action on the part of Purchaser is or will be necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which Purchaser is or will be a party and the Contemplated Transactions.

(c) This Agreement has been, and each of the Collateral Agreements to which Purchaser is a party will be, duly executed and delivered by Purchaser. This Agreement constitutes, and each of the Collateral Agreements to which Purchaser is a party will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

6.02 Noncontravention.

(a) Neither the execution and delivery of this Agreement or the Collateral Agreements to which Purchaser is or will be a party, nor the consummation or performance of any of the Contemplated Transactions, will (a) in any material respect contravene, conflict with or result in a violation of any Applicable Law or any Judgment to which Purchaser is subject or by which any of its properties or assets are bound; (b) contravene, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, the provisions of any material Contract to which Purchaser is subject or by which any of its properties or assets are bound; or (c) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Purchaser.

(b) Neither Purchaser nor, to the Knowledge of Purchaser, any of its Affiliates owns an interest in any Person which reasonably could be expected to cause a Governmental Entity to seek to prevent or materially impair or delay the consummation of the Contemplated Transactions pursuant to the HSR Act.

6.03 Solvency. Assuming the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, then as of the Closing and immediately after consummating the Contemplated Transactions, Purchaser will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to repay such debts as they become absolute and matured.

6.04 Financing.

(a) Purchaser has delivered to Seller true and complete copies of (i) a duly executed commitment letter, dated as of the date hereof, between Purchaser and GSO Capital Partners LP and (ii) a duly executed commitment letter, dated as of the date hereof, between Purchaser and Bank of America, N.A., and Fifth Third Bank (collectively, the “Debt Commitment Letters”) (subject to redaction so long as such redaction does not cover terms that would adversely affect the conditionality or availability of the Debt Financing), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof (including, to the extent required in accordance therewith, the exercise of so-called “flex” provisions in the Fee Letter), to lend the amounts set forth therein (the “Debt Financing”). Assuming the funding in full of the Debt Financing on the Closing Date, Purchaser on the Closing Date will have, together with cash on hand and available borrowing under existing credit facilities, sufficient funds in immediately available cash, to (A) pay an amount in cash equal to the amounts set forth in Section 3.02(a); (B) pay any and all fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement and the Debt Financing; and (C) satisfy all other payment obligations of Purchaser contemplated hereunder (including the payment at Closing of unpaid Transaction Expenses). Purchaser has also delivered to Seller a true and complete copy of any fee letter in connection with the Debt Commitment Letters (any such fee letter, a “Fee Letter”) (subject to redaction so long as such redaction does not cover terms (other than the actual amount of fees that are the subject of the Fee Letter) that would adversely affect the conditionality or availability of the Debt Financing).

(b) As of the date hereof, there are no side letters or other Contracts or arrangements related to the Debt Financing other than the Debt Commitment Letters and the Fee Letters or as otherwise expressly set forth therein. None of the Debt Commitment Letters nor the Fee Letters has been amended or modified, no such amendment or modification is contemplated as of the date hereof, and the commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded in any respect; provided, that the exercise of any “flex” provisions in the Fee Letter shall not be considered an amendment, modification, withdrawal or rescission of the Fee Letter for the purposes of this Agreement.

(c) The Debt Commitment Letters are in full force and effect and is the valid, binding and enforceable obligations of Purchaser and, to the knowledge of Purchaser, the other parties thereto, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Commitment Letters and any related Fee Letter. To the knowledge of Purchaser, no event has occurred, or circumstance exists, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser and, to the knowledge of Purchaser, any other party to the Debt Commitment Letters. As of the date hereof, and assuming the accuracy of the representations and warranties of Seller contained in this Agreement and performance by Seller of its obligations under this Agreement, Purchaser has no reason to believe that any of the conditions to the Debt Financing contemplated in the Debt Commitment Letters and any related Fee Letter will not be satisfied, that the Debt Financing will not be made available at or prior to the time contemplated hereunder for the Closing. Purchaser has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letters and any related Fee Letter.

6.05 Judgments. There is no outstanding Judgment to which Purchaser is a party or is subject that prohibits or impairs the consummation of the Contemplated Transactions by Purchaser.

6.06 Non-Reliance of Purchaser.

(a) PURCHASER HEREBY ACKNOWLEDGES THAT SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, AND PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF SELLER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BRAND COMPANIES, (II) MERCHANTABILITY, (III) FITNESS FOR ANY PARTICULAR PURPOSE, (IV) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BRAND BUSINESS, OR (V) ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF ANY BRAND COMPANY, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO PURCHASER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES, AND PURCHASER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

(b) In connection with Purchaser’s investigation of Seller, the Brand Companies and Brand Business, Purchaser has received from or on behalf of Seller and/or the Brand Companies certain estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, budgets or revenues or earnings predictions so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions), and that Purchaser shall have no claim against Seller or any Brand Company or any of their Representatives or Affiliates with respect thereto; provided, however, that nothing contained in this Section 6.06 shall limit Purchaser’s remedies (i) in the event of fraud of Seller or (ii) under this Agreement. Purchaser acknowledges and agrees that Seller makes no representation or warranty with respect to such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions (including any such underlying assumptions). Purchaser confirms that Seller and the Brand Companies have made available to it and its Representatives the opportunity to ask questions of the Representatives of the Brand Companies and Seller and their respective Affiliates and to acquire such additional information about the business, operations and financial condition of the Brand Companies and the Brand Business as requested, and all such information has been received.

6.07 Brokers. Purchaser has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

6.08 Investment Intention. Purchaser is acquiring the Purchased Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). Purchaser acknowledges that the Purchased Interests have not been registered for offer or sale under the Securities Act, or other Applicable Law, and that the Purchased Interests may not be transferred, sold or offered for sale except pursuant to the registration provisions of the Securities Act or other Applicable Law, or pursuant to any exemption therefrom. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act, and has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Contemplated Transactions.

ARTICLE VII

COVENANTS

7.01 Covenants Relating to Conduct of Business.

(a) Except for matters set forth in Schedule 7.01 or otherwise expressly permitted or required by the terms of this Agreement or except as required by Applicable Law, from the date of this Agreement to the Closing, Seller shall cause the Brand Companies to conduct their business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as otherwise set forth in Schedule 7.01, or as otherwise expressly permitted or expressly required by the terms of this Agreement or as required by Applicable Law, Seller shall not (and shall cause the Brand Companies not to) do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend any Organizational Document of the Brand Companies;

(ii) authorize for issuance, issue, sell or deliver any Equity Securities of the Brand Companies;

(iii) split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any Equity Securities of the Brand Companies, or make any other change in the capital structure of the Brand Companies;

(iv) allow any Brand Company to:

(A) incur or assume any Indebtedness for borrowed money or guarantee any such Indebtedness, in excess of $50,000 other than in the ordinary course of business consistent with past practice;

(B) permit or allow any Brand Company assets, including the Company Intellectual Property, to become subjected to any Lien which is not released on or before the Closing Date (other than Permitted Liens);

(C) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(D) form any Subsidiary;

(E) write off as uncollectible any notes or accounts receivable in excess of $250,000, except write-offs in the ordinary course of business consistent with past practice;

(F) make or incur capital expenditures outside the ordinary course of business in excess of $100,000;

(G) other than pursuant to the Gaiam-FFL APA, or the sale of inventory in the ordinary course of business consistent with past practice, sell, lease, license, transfer, cancel or otherwise dispose of any of its assets, including but not limited to Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), that are material, individually or in the aggregate, to the Brand Companies as a whole;

(H) purchase or enter into any lease of real property other than extensions of existing leases in the ordinary course of business;

(I) except as required by GAAP, make any material change in any method of accounting or auditing practice;

(J) (1) make, revoke or amend any Tax election, change in any respect any accounting method for Tax purposes, file any Tax Return outside the ordinary course of business or amend any Tax Return, (2) settle any claim for Taxes or enter into any Tax sharing or similar, contract, (3) surrender any right to claim a refund of Taxes, or (4) consent to any extension or waiver of the limitations period (other than one resulting from obtaining a valid extension of time to file Tax Returns in the ordinary course) applicable to any Tax claim or assessment;

(K) settle or compromise any dispute regarding a Tax liability outside the ordinary course of business;

(L) discharge or settle any material Proceeding, other than respect to any of the matters set forth in Section 5.14 of the Disclosure Schedule and other than payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice;

(M) (1) increase the number of Brand Employees by more than two percent (2%) from that in effect as of the date hereof, (2) increase the base compensation, bonus opportunity, pension, welfare, fringe or other benefits payable to the Brand Employees, (3) pay any bonus or make any incentive awards, to the Brand Employees, (4) create, establish, adopt or enter into, amend, modify or terminate any Company Benefit Plan or any other incentive compensation or benefit plan that would constitute a Company Benefit Plan had it been in effect as of the date of this Agreement, in each case with respect to the Brand Employees, (5) negotiate, assume, amend, extend or renew or enter into any labor or collective bargaining agreement relating to the Brand Business, or (6) take any action to amend, waive or accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan with respect to the Brand Employees, in each case for clauses (1) through (6) above, except in the ordinary course of business consistent with past practice; provided, however, that nothing in this Section 7.01(a)(iv)(M) shall limit the ability of Seller to adopt, modify, amend or terminate any employee benefit plan, program, policy, arrangement or practice that is or may become applicable to the employees of Seller who are not Brand Employees;

(N) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Brand Companies (other than routine employee terminations for cause);

(O) allow any Brand Insurance Policies to lapse or any changes to be made to any Brand Insurance Policies so as to adversely affect the insurance coverage of the Brand Companies or their properties and assets following the Closing; or

(P) enter into any Contract, agree, commit or offer (in writing or otherwise) to take any of the foregoing actions.

(b) Except as otherwise expressly permitted or expressly required by the terms of this Agreement, or as set forth on Schedule 7.01 or as required by Applicable Law, Seller shall, and shall cause the Brand Companies to, use commercially reasonable efforts to maintain in full force and effect all Company Intellectual Property which is material to the operation of the Brand Business.

7.02 Access to Information; Confidentiality.

(a) Seller shall (and shall cause the Brand Companies to) afford to Purchaser, its financing sources and each of their respective Representatives commercially reasonable access during normal business hours throughout the period prior to the Closing Date to the books and records, properties and personnel of the Brand Companies and shall furnish promptly to Purchaser all financial and operating data and other information concerning the Brand Companies’ businesses, properties, and personnel as Purchaser may request; provided, that, Seller and the Brand Companies shall not be required to take any action that would unreasonably disrupt the Brand Companies’ respective operations. Each Party agrees that the terms of the Confidentiality Agreement (including the provisions regarding no unauthorized contact and non-solicitation) shall survive and remain in full force and effect following the execution and delivery of this Agreement and Purchaser shall continue to comply with the terms thereof through the Closing. Notwithstanding the forgoing, in no event shall the foregoing require Seller or any Brand Company to permit (a) any inspection or to disclose any information that, in its reasonable judgment, might risk or result in (i) the waiver of any attorney-client or other privilege, (ii) the disclosure of any Intellectual Property of any third party, (iii) the violation of any of its or its Affiliates’ or Representatives obligations with respect to confidentiality, any other rights of third parties or any Applicable Law, or (iv) the disclosure of any personnel files of any Brand Employee prior to the Closing Date without Purchaser having first obtained a release by such Brand Employee (provided that Purchaser shall indemnify and hold Seller and its Affiliates and Representatives harmless from any Liabilities arising out of or relating to the transfer of such personnel files), or (b) any contact with any customers, vendors, suppliers or any other Person with whom any Brand Company has entered into any Contract.

(b) For a period of six (6) years after the Closing and subject to Section 7.02(d), each Party shall, and shall cause their respective Affiliates to, afford the other Party, its Affiliates and their respective Representatives, commercially reasonable access upon reasonable notice during normal business hours, to information and documentation of Seller and the Brand Companies, as applicable, to the extent that such access may be reasonably requested by such Party in connection with such Party’s Taxes, reporting obligations and compliance with Applicable Laws.

(c) Purchaser agrees to hold all the books and records of the Brand Business existing on the Closing Date and not to destroy and dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by Applicable Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

(d) Seller acknowledges that it is in possession of and may in the future obtain possession, including without limitation pursuant to Section 7.02(b) and Article X, of Confidential Information concerning the Brand Companies and their businesses and operations. Seller shall, and shall use its best efforts to cause its Affiliates and their respective Representatives to, treat confidentially and not disclose all or any portion of such Confidential Information and will use such Confidential Information solely for the purposes of consummating the Contemplated Transactions or in connection with Seller’s Taxes, reporting obligations and compliance with Applicable Laws, operating the Gaia Business and for no other purposes; provided, that the Brand Companies may also use the Confidential Information for the purpose of operating the Brand Business in the ordinary course. Seller acknowledges and agrees that such Confidential Information is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Seller to consummate the Contemplated Transactions or in connection with Seller’s Taxes, reporting obligations and compliance with Applicable Laws and operating the Gaia Business (it being understood that Seller shall be responsible for any disclosure by any such Representative not permitted by this Agreement). If Seller or any of its Affiliates or Representatives are requested or required to disclose (after Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Purchaser about Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Seller shall, or shall use its best efforts to cause such Affiliate or Representative, to provide Purchaser with prompt written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy, at Purchaser’s sole cost and expense. At any time that such protective order or remedy has not been obtained, Seller may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Seller further agrees that, from and after the Closing Date, Seller will and will use its best efforts to cause its Affiliates and Representatives to, upon the request of Purchaser or the Company, promptly deliver to Purchaser or the Company all documents, or other tangible embodiments, constituting Confidential Information or other information with respect to the Brand Companies; provided, that Seller shall have the right to retain copies of all such documents, or other tangible embodiments; provided, further, that any such retained documents or other tangible embodiments shall be subject to this Section 7.02.

(e) Following the Closing, upon Purchaser’s request and at Purchaser’s sole cost and expense, Seller will either (i) assign all of its rights and obligations pursuant to the confidentiality agreements entered into with any Person in connection with the sale of the Brand Business or an Alternative Transaction Proposal to the extent permitted by the terms of such confidentiality agreements, or (ii) cooperate with Purchaser in enforcing any such confidentiality agreements.

7.03 Publicity. Purchaser and Seller shall consult in good faith with each other before issuing any press release or making any public statement with respect to this Agreement or the Contemplated Transactions and provide to the other Party for review a copy of any such press release or public statement. The foregoing restrictions shall not apply to any disclosure (a) that may be required by Applicable Law, including the Applicable Laws of any United States or foreign securities exchange in which case the disclosing Party shall inform the non-disclosing Party of the required disclosure, and, to the extent practical provide the non-disclosing Party a copy of such release or statement prior to its release or filing, it being understood that the disclosing Party shall have final say on the wording of any such required disclosure, (b) made in connection with the enforcement of any right or remedy relating to this Agreement or any Collateral Agreement or the Contemplated Transactions, or (c) to a Party’s Representatives as necessary in connection with the ordinary course of its business. Each Party agrees that it shall (and shall use commercially reasonable effort to cause its Affiliates and its and their respective Representatives to) hold in confidence all nonpublic information acquired from the other Party or the other Party’s Representatives in accordance with the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety.

7.04 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, each Party shall use commercially reasonable efforts to cause the conditions to the obligations of the other Party as set forth in Article VIII to be satisfied and the Contemplated Transactions to be consummated in accordance with their terms.

7.05 HSR Act and Foreign Competition Filings. Without limiting the general nature of Section 7.04, each of Purchaser and Seller shall (and, to the extent required, shall cause their respective Affiliates to): (a) comply promptly, and in any event within ten Business Days after the date of this Agreement, with the notification and reporting requirements of the HSR Act and use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act; (b) within five Business Days after the date of this Agreement, make such other filings with any similar foreign Antitrust Authorities as may be required under any applicable similar foreign law; and (c) use commercially reasonable efforts to cooperate with the other Parties in connection with making any filing under the HSR Act or any similar foreign law and in connection with any filings, communications or other submissions related to resolving any investigation or other inquiry by any Antitrust Authority under the HSR Act or any similar foreign law.

7.06 Consents and Approvals; Representation and Warranty Policy.

(a) Each of Purchaser and Seller shall (and shall cause each of its Affiliates to), in addition to complying with their respective obligations under Section 7.05 with respect to Antitrust Authorities, including obtaining the termination of the waiting period under the HSR Act, use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary in order to obtain, as promptly as practicable, all consents and approvals required to be obtained from any Governmental Entity in order to execute and deliver this Agreement and consummate the Contemplated Transactions in accordance with the terms and conditions of this Agreement.

(b) In addition, Seller shall use its commercially reasonable efforts to obtain, and, Purchaser shall use its commercially reasonable efforts to cooperate with Seller in obtaining, any consents from third parties pursuant to the Contracts set forth on Schedule 7.06(b) (the “Material Consents”). In connection with each Material Consent, Purchaser shall promptly comply with any reasonable requests from third parties in connection with such Material Consents. The Parties agree that nothing under this Section 7.06 shall be interpreted to require Seller, any Brand Company, Purchaser or any of their respective Affiliates to pay any amount, incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) in order to obtain a Material Consent. If any Material Consent is not obtained prior to the Closing, Seller shall use its commercially reasonable efforts to obtain such Material Consent after the Closing, and Purchaser and Seller shall cooperate in any commercially reasonable arrangement reasonably acceptable to Purchaser to both (i) provide Purchaser with the interests and benefits of such Contract and (ii) cause Purchaser to bear all costs and Liabilities of, or under, any such Contracts, until such time as such Material Consent for such Contract shall have been obtained (provided, that any incremental costs of such arrangement shall be borne by Seller, including any costs incurred by Seller in its performance as agent on behalf of Purchaser if such costs would not have been incurred by Purchaser had such Material Consent been obtained).

(c) Purchaser’s obligations under Section 7.05 and/or this Section 7.06 to use commercially reasonable efforts shall not include (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership, of any of the businesses, product lines or assets of Purchaser or any of its Affiliates or of the Brand Companies or (ii) paying any material amounts or incurring any material obligations or granting any other material financial accommodation in connection with obtaining any consents from third parties.

(d) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to have fully bound by the Closing Date, the Representation and Warranty Policy, including, as promptly as reasonably practical, furnishing the Representation and Warranty Policy Insurer and its Representatives with all such information as is reasonably requested by such Persons in connection with the Representation and Warranty Policy Insurer’s issuance of the Representation and Warranty Policy at the Closing. Seller shall, and shall cause the Brand Companies to, and shall request the Brand Companies’ Representatives to, provide all cooperation reasonably requested by Purchaser in connection with the arrangement and obtaining of the Representation and Warranty Policy. Purchaser shall keep Seller reasonably informed of the status of its efforts to arrange and obtain the Representation and Warranty Policy and provide to Seller copies of all executed definitive documents related to the Representation and Warranty Policy. From and after the Closing, Seller shall, and shall cause its Representatives to, reasonably cooperate with Purchaser Parties, at such Purchaser Parties’ expense, to the extent necessary in connection with any claim made by any such Purchaser Party under the Representation and Warranty Policy.

7.07 Notification of Certain Matters. Seller shall promptly notify Purchaser of (a) any material Proceeding in connection with the Contemplated Transactions commenced or, to the Knowledge of Seller, threatened, against Seller, any of the Brand Companies, the Brand Business, or Purchaser, as the case may be; (b) any fact or event which any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; or (c) the occurrence of any change, event, effect, condition or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; provided, that no such notification, not the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, Seller.

7.08 Employees.

(a) No later than four (4) Business Days following the date hereof (the “Notice Date”), in such form as approved by Seller and Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed, Seller shall cause the Brand Companies, as applicable, to deliver to (i)

those Brand Employees who work in or are based out of the Brand Companies’ facility in Colorado (the “Colorado Facility”) and who are either Designated Employees or Transferred Employees, a joint WARN Notice (as defined below) from Seller and Purchaser notifying such Brand Employees of the Contemplated Transactions and that, as a result of the consummation of the Contemplated Transactions, the employment of such Designated Employees and Transferred Employees will be terminated by the applicable Brand Company effective on the Closing Date (which notice for the Transferred Employees shall reflect that it is anticipated that they shall receive offers of employment from Licensees, with such employment to commence immediately following the Closing Date such that there will be no gap in employment); provided, however, that if the Closing Date occurs before the 60th day following the date such notice was sent, the Brand Companies shall terminate the employment of all such employees on the Closing Date and pay, at Purchaser’s sole cost and expense, such employees in lieu for the balance of the applicable WARN notice period, if any, and (ii) those Brand Employees who are either Designated Employees or Transferred Employees that do not work in and are not based out of the Colorado Facility, notice of the Contemplated Transactions and that, as a result of the consummation of the Contemplated Transactions, the employment of such Designated Employees and Transferred Employees will be terminated by the applicable Brand Company effective on the Closing Date (which notice for the Transferred Employees shall reflect that it is anticipated that they shall receive offers of employment from the Licensees, with such employment to commence immediately following the Closing Date such that there will be no gap in employment).

(b) At least three (3) Business Days prior to the Notice Date, Purchaser shall provide Seller with a list of (i) all Brand Employees designated by the Purchaser (the “Designated Employees”) that, as a result of the consummation of the Contemplated Transactions, are being terminated pursuant to Section 7.08(a) no later than the Closing Date (but not including any Transferred Employees, even if such Transferred Employees do not accept employment with a Licensee); and (ii) all Brand Employees that, as a result of the consummation of the Contemplated Transactions, will receive offers of employment from Licensees (the “Transferred Employees”) with such employment commencing immediately following the Closing Date.

(c) Seller shall provide Purchaser with reasonable assistance and cooperation in communicating any further information to the Brand Employees regarding the Contemplated Transactions and the effects thereof upon the Brand Employees, at such time and in such form mutually agreed upon by Seller and Purchaser following the date of this Agreement. Seller shall give Purchaser at least thirty-six (36) hours to review and provide input on any material written communications Seller intends on delivering to Brand Employees regarding the impact of the transactions contemplated by this Agreement, including regarding the treatment of the Company Benefit Plans following the Closing Date. In that regard, Seller shall ensure that copies of all written communications and/or slides for presentations are provided to Purchaser as soon as practicable in advance of the date of intended communication.

(d) Seller shall be responsible for maintenance and distribution of benefits accrued under any Company Benefit Plan pursuant to and if required by the provisions of such Company Benefit Plans to Brand Employees for the time period ending on or before the Closing Date.

(e) The Parties shall cooperate in preparing and distributing any notices (such notices, “WARN Notices”) to the Brand Employees, and to any required state and local authorities, pursuant to the federal Worker Adjustment and Retraining Notification Act (and any similar state or local law) (collectively, “WARN Act”), which WARN Notices shall be delivered by the applicable Brand Company.

(f) Purchaser shall be responsible for any Liabilities relating to the WARN Act and the WARN Notices, and any requirement to provide notice pursuant to the WARN Act, which arises out of or results from any termination of employment or other “employment loss” of any Brand Employee at the direction of Purchaser; provided that Seller has complied with its obligations under Sections 7.08(a) and 7.08(d). Purchaser agrees to promptly reimburse Seller or its Affiliates for all reasonable, documented out-of-pocket costs incurred in preparing, reviewing or distributing any such WARN Notices.

(g) Purchaser and its Affiliates shall be solely liable for all benefits (including, but not limited to, severance in accordance with the severance practice maintained by the Brand Companies as of the date hereof), and other liabilities and obligations arising from or relating to the termination of a Designated Employee and a Transferred Employee on the Closing Date, and Seller shall bear no liability or obligation relating to such terminations. Purchaser shall use commercially reasonable efforts to cause its Licensees, pursuant to the terms of their agreements with Purchaser and/or its Affiliates, to provide any Transferred Employee who is terminated by any such Licensee during the twelve (12) months following the Closing Date, severance in accordance with the severance practice maintained by the Brand Companies as of the date hereof. Seller has previously made available to Purchaser a written description of the severance practice maintained by the Brand Companies as of the date hereof, which at Purchaser’s request, requires in order for severance to payable (i) the execution of a valid release and waiver of claims by employees in favor or their employer and (ii) that an employee has not been offered substantially similar employment (same salary and location) in connection with the sale of the business in which they work (regardless of whether the applicable employee actually accepts such employment). For the avoidance of doubt, neither Purchaser nor the Brand Companies shall have any Liability with respect to severance, benefits, or any other amounts payable by a Licensee to any Transferred Employee following the Closing.

(h) Seller will provide continued health and medical coverage as may be required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other Applicable Law or ordinance to all eligible current and former Brand Employees and independent contractors (and the spouses, dependents and beneficiaries of any such current or former Brand Employees and independent contractors) with respect to whom a “qualifying event” (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering event described under the Applicable Laws or ordinances occurred on or before the Closing Date.

(i) Purchaser shall use its commercially reasonable efforts to cause its Licensees to provide, to each Transferred Employee for a period of 12 months immediately following the Closing Date (i) no less than the same wage rate or cash salary level in effect for such Transferred Employee immediately prior to the Closing and (ii) employee benefit plans, cash incentive compensation opportunities and fringe benefits that, when taken as a whole, are substantially the same or similar in value, as those in effect immediately prior to the Closing (other than with respect to the value of any matching contribution under Seller’s 401(k) Plan or the value of any additional vacation, sick time or personal time off entitlement such employees may have had prior to the Closing Date).

(j) Purchaser shall use its commercially reasonable efforts to cause its Licensees to, under any plan providing health benefits in which Transferred Employees, as applicable, will participate after the Closing Date, (i) waive any preexisting condition limitations otherwise applicable to such Transferred Employees and their eligible dependents, as applicable, and (ii) subject to Seller providing Purchaser with the applicable information with respect to each Transferred Employee in a form that Purchaser determines is administratively necessary to take into account under its plans or the plans of its Affiliates or Licensees, provide credit to each Transferred Employee, as applicable, for any co-payments, deductibles and out-of-pocket expenses paid by the Transferred Employee during the portion of the relevant plan year including the Closing Date. For eligibility and vesting purposes under any tax-qualified retirement plan sponsored or maintained by the Licensees, Purchaser shall use its commercially reasonable efforts to cause the Licensee to, provide Transferred Employees with past service credit for such Transferred Employees’ service to Seller, the Company or any of their respective Affiliates, as applicable. The foregoing provisions of this Section 7.08(j) shall be effective only to the extent: (A) such service would have been credited under a comparable Company Benefit Plan, (B) such service would not result in a duplication of benefits, and (C) such service credit would not violate the qualified status of any tax-qualified retirement plan or violate any provision of any Applicable Law. Furthermore, the provisions of this Section 7.08(j) shall not apply as follows: (1) such service credit shall not be given with respect to benefit accruals under any defined benefit plan or retiree medical savings account plan, and (2) such service credit shall not be given with respect to any newly established plan for which prior service is not taken into account for employees of Seller.

(k) Purchaser agrees that it shall use commercially reasonable efforts to cause its Licensees to agree that each Transferred Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Seller 401(k) Plan shall be eligible to rollover such distribution (including an in-kind rollover of outstanding notes associated with participant plan loans) to the applicable Licensee 401(k) Plan, in accordance with reasonable policies and procedures adopted by the plan administrators of such plans. Notwithstanding anything to the contrary herein, the Licensees shall not assume any liabilities arising under or relating to the Seller 401(k) Plan. Purchaser agrees that it shall use commercially reasonable efforts to cause the Licensees to (i) to the extent permitted by Applicable Law, provide Transferred Employees with a 90-day grace period with regard to participant loan repayments with the goal of avoiding any deemed distributions in respect of participant loans, and (ii) cause the trustee and plan administrator of the applicable Licensee 401(k) Plan to accept an in-kind rollover of any such participant loans, subject to being reasonably satisfied that such participant loans are properly documented and compliant with Sections 4975(d)(1) and 72(p)(2) of the Code. Seller agrees to cause the unvested components of any and all accounts of Transferred Employees under the Seller 401(k) Plan to automatically vest on the Closing Date.

(l) On or prior to the Closing Date (as set forth in Section 8.03(d)), Purchaser shall deliver, or cause to be delivered, to the Payroll Provider the Designated Employee Accrued PTO Amount, the Severance Amount and the WARN Amount, in each case in accordance with Section 8.03(d) hereof.

(m) On or prior to the Closing Date (as set forth in Section 8.02(e)), Seller shall deliver, or cause to be delivered, to the Payroll Provider (i) the Transferred Employee Accrued PTO Amount in accordance with Section 8.02(e) and (ii) $500,000 in respect of certain severance obligations of Seller and the Brand Companies.

7.09 D&O Tail Policy & Related Matters. Prior to the Closing Date, Seller may, or may cause the Brand Companies to, purchase a six year “tail” policy of liability insurance that covers events occurring on or prior to the Closing (the “Tail Policy”). Notwithstanding anything to the contrary contained herein, the cost of such Tail Policy shall constitute a Company Transaction Expense. Purchaser shall not, and shall not permit any Brand Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in such Brand Company’s Organizational Documents relating to exculpation or indemnification of current (i.e., as of the date hereof and as of the Closing) and former officers and directors of any Brand Company (collectively, the “Brand Directors”) as in effect as of the date hereof, it being the intent of the Parties that the Brand Directors prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under such Organizational Documents. Seller shall not amend, repeal or modify any of its Organizational Documents relating to exculpation or indemnification in a manner adverse to the Brand Directors, it being the intent of the Parties that the Brand Directors shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted thereunder.

7.10 Tax Matters.

(a) In the case of Taxes arising in a taxable period of any Brand Company that begins on or before and ends after the Closing Date (the “Straddle Period”) (i) the allocation of income Taxes or other Taxes based upon the income or receipts of (or consideration, interest or other compensation paid by) the Brand Companies between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the close of business on the Closing Date to the extent that there is no actual closing of the taxable year on such Closing Date; (ii) the amount of ad valorem and other Taxes of the Brand Companies attributable to the Pre-Closing Period shall equal the amount of such Tax for the entire taxable period (excluding extraordinary items attributable to actions taken by Purchaser or a Brand Company after the Closing Date that is outside the ordinary course of business of the applicable Brand Company) multiplied by a fraction, the numerator of which is the number of days in the taxable period through the Closing Date, and the denominator of which is the total number of days in the taxable period; and (iii) the remainder of the ad valorem and of the other Taxes of the Brand Companies shall be attributable to the Post-Closing Period. To the extent any Brand Company is permitted but not required under applicable state, local, or foreign income Tax laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat the Closing Date as the last day of a taxable period.

(b) Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Brand Companies for all periods ending on or prior to the Closing Date, including, without limitation, Tax Returns for such periods which are to be filed after the Closing Date. Purchaser shall not amend or revoke any Tax Returns (or any elections relating thereto) filed or to be filed by Seller hereunder without Seller’s prior written consent which consent shall not be unreasonably conditioned, delayed or withheld. For any Tax Returns with respect to the Brand Companies that is the responsibility of Seller under this Section 7.10(b), Seller shall (i) prepare and file such Tax Returns in a manner consistent with the past practice of the Brand Companies, as the case may be, unless otherwise required by Applicable Law, and (ii) deliver to Purchaser for its review, comment and consent (which consent shall not be unreasonably withheld, conditioned or delayed) a copy of such proposed Tax Return at least 20 days prior to the due date (giving effect to any validly obtained extension) thereof. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns with respect to the Brand Companies for all Tax periods ending after the Closing Date including any Straddle Periods. For any Tax Return of any of the Brand Companies with respect to a Straddle Period that is the responsibility of Purchaser under this Section 7.10(b), Purchaser shall (i) prepare and file such Tax Returns in a manner consistent with the past practice of the Brand Companies, as the case may be, unless otherwise required by Applicable Law, and (ii) deliver to Seller for its review and comment a copy of such proposed Tax Return (accompanied, where appropriate, by a calculation of the allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Tax Return) at least 20 days prior to the due date (giving effect to any validly obtained extension) thereof and Purchaser shall, in good faith, consider any comments from Seller. Seller shall pay (i) to the relevant Governmental Entity any amount due and payable on any Tax Return for all periods ending on or prior to the Closing Date (unless paid to the Purchaser pursuant to clause (ii) or (iii)), (ii) to Purchaser all Taxes attributable to Pre-Closing Periods due with respect to any Tax Return of any of the Brand Companies with respect to a Straddle Period that is the responsibility of Purchaser under this Section 7.10(b), and (iii) to Purchaser any amount due and payable on any Tax Return of any of the Brand Companies for all Pre-Closing Periods which are to be filed after the Closing Date, that Purchaser is required under Applicable Law to file. Payments made pursuant to clause (i) of the preceding sentence shall be paid on or before the due date of the Tax Return on which such Taxes are reported and payments made pursuant to clauses (ii) or (iii) of the preceding sentence shall be paid on or before three (3) Business Days prior to the due date of the Tax Return on which such Taxes are reported.

(c) Purchaser shall have the right to control any Tax audits, Tax disputes or administrative, judicial or other proceedings (“Tax Controversies”) with respect to the Brand Companies; provided, however, that in the case of any Tax Controversy that relates to any Taxes that could give rise to a liability of Seller under this Agreement and to the extent such Taxes are not covered by the Representation and Warranty Insurance Policy, Seller may participate in such Tax Controversy at Seller’s expense, and Purchaser shall not enter into any agreement that represents a final determination of the matter without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that in the case of any Tax Controversy that relates to Taxes that could give rise to Liability of Seller under this Agreement and that could not reasonably be expected to adversely impact the Tax Liability of Purchaser, Seller shall have the right to control such Tax Controversy, in which case, Seller shall not enter into any agreement that represents a final determination of the matter without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and Purchaser may participate in such Tax Controversy at Purchaser’s expense. Seller shall execute, or cause to be executed, powers of attorney or other documents reasonably necessary to enable Purchaser to take all actions necessary in connection with any Tax Controversies. Purchaser shall have the authority to represent the interests of the Company with respect to any Tax Controversy related to the Section 338(h)(10) Election; provided, however, that Purchaser shall keep Seller reasonably informed of such Tax Controversy and shall allow Seller to make comments to Purchaser regarding the conduct of or positions taken by Purchaser in such Tax Controversy; provided, further, that Purchaser shall not consent to any settlement of any such Tax Controversy without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(d) If, after the Closing Date, Purchaser, any Brand Company or any Affiliate of Purchaser receives any document with respect to the Tax matters of the Brand Companies, the Purchased Interests, or the assets, operations or activities of the Brand Companies that could affect Seller, or Seller or any Affiliate of Seller receives any document with respect to the Tax matters of the Brand Companies, the Purchased Interests, or the assets, operations or activities of the Brand Companies, the Party receiving such document shall supply a copy of such document to the potentially affected Party within seven days of receipt. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustments, revenue agent’s reports or similar reports and notices of deficiency. Any information provided or obtained under this Section 7.10(d) shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, Tax audits, Tax claims or Tax Controversies or as required by Applicable Law.

(e) Any refund of Taxes (including any interest thereon) that relates to the Brand Companies and that is attributable to a Post-Closing Period, shall be the property of Purchaser and shall be retained by Purchaser (or promptly paid by Seller to Purchaser if any such refund (or interest thereon) is received by Seller). If after the Closing Date, any Brand Company or any member of Purchaser’s consolidated Tax group receives a refund of any Tax that relates to such Brand Company and is attributable to a Pre-Closing Period, then Purchaser shall promptly pay or cause to be paid to Seller the amount of such refund, together with any interest paid thereon. Any refund of Taxes (including any interest thereon) for a Straddle Period shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 7.10(a). Seller shall repay to Purchaser the amount paid over pursuant to this Section 7.10(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) in the event that Purchaser is required to repay such refund to such Governmental Entity. Notwithstanding the foregoing, all such refunds shall be reduced by the reasonable out-of-pocket costs and expenses (including reasonable external legal and advisory costs) incurred solely in connection with obtaining such refund.

(f) After the Closing, Seller and Purchaser shall, each at its own expense, cooperate with each other and with each other’s Representative, in connection with the preparation or audit of any

Tax Return, refund claim or Tax Controversy matter with respect to the activities of the Brand Companies, and such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information, including work papers (but excluding records and information that are protected by recognized professional privilege) which are reasonably relevant to any Tax Returns, claims for refund, Tax Controversies or other action with respect to the activities of the Brand Companies, and shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the activities of the Brand Companies relating to the six year period (or portion thereof) prior to the Closing Date, and (ii) to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, Purchaser or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(g) Seller and Purchaser shall join in making an election under Section 338(h)(10) of the Code (and any corresponding equivalent elections under state or local law) (a “Section 338(h)(10) Election”) with respect to the Contemplated Transaction under this Agreement (i.e. the acquisition of the stock of Gaiam Americas for U.S. federal income Tax purposes) such that Purchaser is treated as acquiring the assets of Gaiam Americas for U.S. federal income, state, local and/or franchise tax purposes. Except as otherwise provided herein, Seller shall include in all relevant Tax calculations and filings any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election, including (i) any Tax imposed under Treasury Regulations Section 1.338(h)(10)-1(d)(2), or (ii) any state or local Tax imposed. In connection with the Section 338(h)(10) Election (or as soon thereafter as reasonably practicable), the Parties shall file all federal, state, local and other forms necessary to make the Section 338(h)(10) Election jointly and shall make any required filings and take any and all other reasonable actions necessary or appropriate to effect the Section 338(h)(10) Election. Seller shall include in Seller’s income Tax Returns for the taxable period, which includes the Closing Date, any forms that are required to be so included on account of the Section 338(h)(10) Election. Seller and Purchaser shall cooperate fully, and in good faith, with each other in making the Section 338(h)(10) Election. No later than ninety (90) days after the Closing Date, Purchaser and Seller shall sign and date IRS Form 8023 or a signature schedule attached thereto, shall provide their taxpayer identification numbers, shall sign any corresponding state or local forms required in connection with the Section 338(h)(10) Election, and shall provide any other information required by Form 8023 and any corresponding state or local form. All such forms to be signed shall be prepared by Purchaser. Purchaser shall retain and promptly file the executed IRS Form 8023 and corresponding state and local forms and shall provide to Seller a copy of each such form. Purchaser shall not make an election under Section 338(g) of the Code with respect to Modern Lotus, Ltd. and Gaiam Limited (the “338(g) Subsidiaries”) without the written consent of Seller, which consent may be withheld in its sole discretion.

(h) The Parties shall comply with (and not waive) the provisions of any so-called “bulk transfer law” or similar laws of any jurisdiction in connection with transactions contemplated hereunder.

7.11 Allocation. The Purchase Price and the Liabilities of the Company and Gaiam Americas (plus other relevant items, including any amount treated as having been paid for the assets of the Company and Gaiam Americas under Section 338 of the Code) shall be allocated among the assets owned by the Company and Gaiam Americas in accordance with Section 338 of the Code and the Treasury Regulations thereunder. Such allocation (the “Allocation”) shall be adjusted after the Closing to the extent necessary to reflect any adjustments to the Purchase Price pursuant to Section 2.05 and Section 2.06 in the manner determined by the Parties. Purchaser shall deliver to Seller the Allocation within sixty (60) days after the Closing Date. Purchaser and Seller shall make good faith efforts to agree on the Allocation. If Purchaser and Seller are able to agree upon such Allocation, each of Purchaser, Seller the Company and the Brand Companies shall prepare and file IRS Form 8883 (and any applicable forms required under state or local Applicable Law) and supplementary forms in respect of the Section 338(h)(10) Election in a timely manner consistent with such Allocation and shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such Allocation. Seller and Purchaser shall each provide the other with a copy of the IRS Form 8883 it files and any corresponding forms required under state or local Applicable Law. If Purchaser and Seller are unable to agree upon the Allocation, the Parties shall submit the matter to the Accounting Referee to be resolved in a manner similar to the process described in Section 2.06(c).

7.12 Expenses; Transfer Taxes.

(a) Whether or not the Closing takes place, except as otherwise specifically provided herein, all Transaction Expenses shall be paid by the Party incurring such expense; provided, however, that (i) the fees and expenses of the Accounting Referee, if applicable, shall be paid or reimbursed in accordance with Section 2.06(c)(iii), and (ii) the filing fee payable upon the filing of a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act and any comparable Antitrust Laws shall be borne by fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

(b) Any transfer Taxes, sales Taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred by Seller or any other party in connection with the Contemplated Transactions, including any transfer Taxes related to the Section 338(h)(10) Election, shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

7.13 Dividends or Distributions. Prior to Closing, Seller shall be permitted to cause any Brand Company to (a) declare or pay a dividend or distribution to the equityholders of such Brand Company from any Cash on Hand and (b) use any Cash on Hand to pay Company Transaction Expenses.

7.14 Financing.

(a) Subject to the terms and conditions of this Agreement, Purchaser shall use its best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters and any related Fee Letters. Purchaser shall not permit any amendment, modification or supplement to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letters or any related Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount), when taken together with Purchaser’s cash on hand, to an amount below the amount required to satisfy Purchaser’s obligations under this Agreement, or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing or other terms in a manner that could reasonably be expected to delay in any material respect or prevent the Closing; provided, however, that Purchaser may, after consultation with Seller, replace or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date hereof so long as such action would not reasonably be expected to materially delay or prevent the Closing; provided, further, that the exercise of any “flex” provisions in the Fee Letter shall not be considered an expansion, amendment, or modification of any of the conditions to the receipt of the Debt Financing or other terms in a manner that could reasonably be expected to delay in any material respect or prevent the Closing. Any reference in this Agreement to (x) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters as amended or modified in compliance with this Section 7.14 and (y) “Fee Letter” and “Debt Commitment Letters” shall include such documents as amended or modified in compliance with this Section 7.14.

(b) Purchaser shall use its best efforts to (i) maintain in effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate and enter into all definitive agreements in form and substance reasonably satisfactory to Purchaser with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions set forth in the Debt Commitment Letters and any related Fee Letter; (iii) satisfy, to the extent within its control, all conditions to such definitive agreements that are applicable to Purchaser and consummate the Debt Financing at or prior to the Closing; and (iv) comply with its obligations under the Debt Commitment Letters and any related Fee Letter. Upon request (which request may be made telephonically or in electronic mail), Purchaser shall keep the Company and Seller reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and any material developments relating thereto and provide to Seller copies of all definitive documents related to the Debt Financing. Without limiting the generality of the foregoing, Purchaser shall give the Company and Seller prompt written notice (and in any event within two (2) Business Days) of (A) any breach or default (or any event or circumstance that with or without notice, lapse of time, or both, could reasonably be expected to give rise to any breach or default) or the threatened breach by any party to the Debt Commitment Letters, Fee Letter or any other definitive document related to the Debt Financing of which Purchaser becomes aware, (B) the receipt by Purchaser of any notice or other communication from any Debt Financing source with respect to any (1) breach, default, termination or repudiation by any party to the Debt Commitment Letters, Fee Letter or any other definitive document related to the Debt Financing of any provisions of the Debt Commitment Letters, Fee Letter or any other definitive document related to the Debt Financing or (2) dispute or disagreement between or among any parties to the Debt Commitment Letters, Fee Letter or any other definitive document related to the Debt Financing, and (C) if for any reason Purchaser reasonably believes that it may not be able to obtain on a timely basis all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letters or the definitive documents relating to the Debt Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company or Seller delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by the Company or Seller relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

(c) Purchaser shall use its best efforts to cause the lenders and any other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the Debt Commitment Letters, if all conditions to Closing set forth in Article VIII herein are satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions).

(d) Nothing herein shall obligate Purchaser or any of its Affiliates to (i) waive any terms or conditions of this Agreement or of the Debt Commitment Letters, (ii) pay any additional material fees or amounts beyond those expressly set forth in the Debt Commitment Letters to cause the lenders and any other Persons providing Debt Financing to fund the Debt Financing, or (iii) commence any Proceeding against any financing institution or other Person that fails to provide its respective portion of the Debt Financing under the Debt Commitment Letters or New Debt Commitment Letter.

(e) If any Debt Commitment Letter shall be terminated or modified in a manner adverse to Purchaser (other than as a result of a breach of Seller’s obligations hereunder or the exercise of “flex” provisions in the Fee Letter), or if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters (other than as a result of obtaining substitute debt financing in accordance with Section 7.14(e)), Purchaser shall use its best efforts to arrange to promptly obtain alternative financing from alternative sources on economic terms not materially less favorable to Purchaser than the terms of the Debt Commitment Letters and on non-

economic terms not materially less favorable to Purchaser than the terms of the Debt Commitment Letter, in each case, taken as a whole, and in an amount which, together with its cash on hand, shall be sufficient (subject to the fulfilment of the conditions set forth in this Agreement ) to consummate the Contemplated Transactions (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, a true and complete copy of which (together with any related fee or other letter) shall be promptly provided to Seller (subject to redaction so long as such redaction does not cover terms that would adversely affect the conditionality or availability of the Debt Financing). In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include any Debt Commitment Letter that is not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect and (iii) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee or other letter relating to the Debt Commitment Letter that are not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect.

7.15 Financing Cooperation.

(a) Following the date hereof and prior to the Closing, Seller shall, and shall cause each of the Brand Companies and their respective Representatives and employees to provide to Purchaser such cooperation reasonably requested by Purchaser in connection with the Debt Financing, including:

(i) causing appropriate officers and employees of Seller and the Brand Companies to be available on a customary basis to meet with prospective lenders, rating agencies and investors in presentations, meetings, road shows and due diligence sessions and assist with the preparation of projections and other pertinent information in form and substance not previously provided to Purchaser as reasonably requested by Purchaser’s lender(s) in connection with the Debt Financing;

(ii) cooperating with prospective lenders’ due diligence, to the extent customary and reasonable, including, but not limited to, the delivery of Organizational Documents of the Brand Companies and lien searches, and reasonably cooperating with Purchaser to facilitate an appraisal of the Intellectual Property owned by the Brand Companies, each as contemplated by the Debt Commitment Letters;

(iii) executing and delivering into escrow any credit agreement, customary and reasonable pledge and security documents, guarantee documents, supplemental indenture, currency or interest hedging arrangements, other definitive financing documents, or other certificates, or other documents with respect to the Debt Financing contemplated by the Debt Commitment Letters as may be reasonably requested by Purchaser or otherwise reasonably facilitating the pledging of collateral;

(iv) furnishing Purchaser and its sources of Debt Financing as promptly as practicable financial statements with respect to the period following the date hereof as reasonably required by such sources and not previously provided to Purchaser by Seller;

(v) furnishing Purchaser, within the time period specified in the Debt Commitment Letters or as otherwise reasonably requested by the sources of the Debt Financing with all documentation and other information required by regulators and authorities under applicable “know your customer” and anti-money laundering and regulations, including the USA Patriot Act of 2001;

(vi) taking such reasonable actions as may be required, proper or advisable, as requested by Purchaser, to facilitate the guarantee and pledge of collateral to secure the Debt Financing, including cooperating in connection with the pay-off of existing Indebtedness and the release of Liens related thereto; and

(vii) using commercially reasonable efforts to obtain customary pay-off letters, Lien releases, instruments of termination, waivers, consents, and approvals from other parties to Contracts and Liens to which the Brand Companies are a party or by which any of them or their assets or properties are bound or subject;

provided, that (1) nothing herein shall require such cooperation to the extent it would require the Company or its Affiliates to waive or amend any terms of this Agreement or to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Closing for which it has not received prior reimbursement by or on behalf of Purchaser or for which it has not otherwise agreed to pay or reimburse under this Agreement, or to give any indemnities or incur any liabilities other than reimbursements and liabilities of the Brand Companies that are effective only after the Closing, (2) nothing herein shall require such cooperation from the Company or its Affiliates to the extent it would unreasonably interfere with or disrupt the ongoing operations of the Company or its Affiliates, (3) no action, liability or obligation of the Company under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until after the Closing and (4) neither the Company nor any of its Affiliates shall be required to issue any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in relation to the Debt Financing, but such documents may contain disclosure and financial statements reflecting the Company as the obligor following the Closing.

(b) Purchaser shall promptly, upon request by the Company or Seller, reimburse Seller for all documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, Seller or any of their respective Affiliates or Representatives in connection with the cooperation of the Company and any other Brand Company contemplated by this Section 7.15, and the foregoing obligations shall survive termination of this Agreement.

(c) In no event shall Seller, the Company, any Brand Company or any of their Affiliates be in breach of this Agreement because of the failure by the Company or any Brand Company to deliver any financial or other information that is not currently readily available to the Company or any Brand Company on the date hereof or is not otherwise prepared in the ordinary course of its business at the time requested by Purchaser or for failure to obtain any review of any financial or other information by its accountants.

7.16 Restrictive Covenants of Seller.

(a) Non-Disparagement. Seller agrees not to (and shall use its commercially reasonable efforts to cause, its executive management team and the executive management team of Gaia, Inc. not to) make or publish any derogatory or disparaging written, oral, or electronic statements about (i) the Brand Companies or any of their predecessors, stockholders and the present and former officers, directors, managers, employees, owners, members and agents of the foregoing, individually and in their official capacities, or (ii) the Brand Business or any products, services, practices, or operations of any of the Brand Companies. Notwithstanding the covenants contained in Section 7.16(a), none of Seller or its executive management team or the executive management team of Gaia, Inc. shall be prohibited or restricted from (x) making or publishing any such statements that such Person reasonably believes in good faith to be necessary in responding to or initiating a bona fide claim, demand or dispute involving such Person and the Brand Companies and is otherwise not prohibited by the terms hereof or (y)

answering truthfully if compelled to do so in a deposition, lawsuit or similar dispute resolution proceeding.

(b) Non-Competition; Non-Interference. Seller agrees (i) that for the two-year period commencing on the Closing Date, Seller shall not, and shall each cause its Subsidiaries not to (A) engage in or in any way, directly or indirectly, own, manage, operate, control, consult with, provide products and/or services to or participate in the ownership, management, operation or control of, provide financing to or otherwise advise or assist or be actively connected with, directly or indirectly, any enterprise or business which is of the type or character that engages in, or otherwise carries on, any business activity which in any other manner is in competition with the Brand Business, except that Seller may own, in the aggregate, 5% or less of the stock of any corporation which is listed on a national stock exchange or actively traded in the over-the-counter market; (B) solicit or attempt to solicit (other than on behalf of any Brand Company) any Person that is, or within two (2) years before the Closing Date was, a client, customer, supplier, licensee or business relation of the Brand Business, or who Seller, any Brand Company or any of their respective Subsidiaries solicited to be a client, customer, supplier or licensee of the Brand Business during such two (2)-year period, or induce or attempt to induce any such Person to cease, reduce or not commence doing business with any of the Brand Companies (or assist any other Person in engaging in any such activities); or (C) knowingly and intentionally interfere in any way with the relationship between any Brand Company and any Person that is or was a client, lender, investor, customer, supplier, licensee or other business relation of the Brand Business (or assist any other Person in engaging in any such activities); provided, however, that in no event shall Seller or any of their respective Affiliates be in violation of this Section 7.16(a) as a result of Seller or any of its respective Affiliates or Subsidiaries engaging in and operating the Gaia Business.

(c) Non-Solicitation of Employees. From and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, for a period of two (2) years after the Closing Date, hire or knowingly solicit for employment any Transferred Employee; provided, that this paragraph shall not preclude Seller or its Affiliates from soliciting for employment any such Transferred Employee by a general solicitation through a public medium or general or mass mailing by or on behalf of Seller or any of its Affiliates that is not targeted specifically at employees of the Brand Companies or the Licensees; provided, further, that Seller shall not during the now current term of the Boulder Road Lease, as the same may be assigned to a Licensee, hire any Transferred Employee who works primarily out of the Boulder Road location notwithstanding the manner of solicitation, without Purchaser’s prior written consent. For the avoidance of doubt, this Section 7.16(c) shall not apply to any services that are provided under the Transition Services Agreement.

(d) Acknowledgement.

(i) It is the desire and intent of the Parties that the provisions of Sections 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) and 7.17(c) shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of any of Section 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) or 7.17(c) shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, such Section 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) or 7.17(c), as applicable, shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid, illegal or unenforceable, such amendment to apply only with respect to the operation of Section 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) or 7.17(c), as applicable, in the particular jurisdiction in which such adjudication is made. The Parties agree that the scope, area and duration of the covenants set forth in Sections 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) and 7.17(c) are reasonable. Notwithstanding the foregoing, the Parties agree that if the scope, area or duration of any covenant set forth in Sections 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) and 7.17(c) shall be adjudicated by a court of competent jurisdiction to be overly broad or otherwise unreasonable, such court may reduce the scope, area and duration thereof to that which it deems the maximum scope, area and duration reasonable under the circumstances, such reduced scope, area and duration to apply only with respect to the operation of Section 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) or 7.17(c), as applicable, in the particular jurisdiction in which such adjudication is made.

(ii) The Parties recognize that the performance of the obligations under Sections 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) and 7.17(c) is special, unique and extraordinary in character, and that in the event of a breach by either Party of the terms and conditions of any of Section 7.16(a), 7.16(b), 7.16(c), 7.17(a), 7.17(b) or 7.17(c) to be performed by such Party, the other Party has no adequate remedy at law for any such breach, and therefore, the Parties agree that, each Party and the Brand Companies shall, in addition to the other remedies that may be available to either of them under this Agreement at law (including to obtain damages for any breach of Sections 7.16(a), 7.16(c), 7.16(c), 7.17(a), 7.17(b) and 7.17(c)), be entitled, if they so elect, to enforce the specific performance thereof by such Party or to enjoin any employees of such Party or any of its Affiliates from performing services for any Person.

(iii) Seller agrees that the covenants and agreements of Seller set forth in Sections 7.16(a), 7.16(c) and 7.16(c) are independent of all other covenants, representations, warranties and agreements of the Parties set forth in this Agreement, and no default, breach or failure to perform by any Party shall constitute an excuse or other justification for Seller to fail to observe fully its covenants and agreements under Sections 7.16(a), 7.16(c) and 7.16(c). No course of dealing between Purchaser and Seller, and no delay by Purchaser in exercising any right, power or remedy under this Section 7.16(d), in equity or at law, shall constitute a waiver of, or otherwise prejudice, any such right, power or remedy.

(iv) Purchaser agrees that the covenants and agreements of Purchaser set forth in Sections 7.17(a), 7.17(b) and 7.17(c) are independent of all other covenants, representations, warranties and agreements of the Parties set forth in this Agreement, and no default, breach or failure to perform by any Party shall constitute an excuse or other justification for Purchaser to fail to observe fully its covenants and agreements under Sections 7.17(a), 7.17(b) and 7.17(c). No course of dealing between Purchaser and Seller, and no delay by Seller in exercising any right, power or remedy under this Section 7.16(d), in equity or at law, shall constitute a waiver of, or otherwise prejudice, any such right, power or remedy.

7.17 Restrictive Covenants of Purchaser and Parent.

(a) Non-Disparagement. Each of Parent and Purchaser agrees not to (and shall direct, and use its commercially reasonable efforts to cause, its respective executive management team not to) make or publish any derogatory or disparaging written, oral, or electronic statements about (i) Seller or any of its predecessors, stockholders and the present and former officers, directors, managers, employees, owners, members and agents of the foregoing, individually and in their official capacities, or (ii) the Gaia Business or any products, services, practices, or operations of Seller or any of its Subsidiaries. Notwithstanding the covenants contained in this Section 7.17(a), none of Purchaser or Parent or their respective executive management teams shall be prohibited or restricted from (x) making or publishing any such statements that such Person reasonably believes in good faith to be necessary in responding to or initiating a bona fide claim, demand or dispute involving such Person and Seller or any of its Subsidiaries and is otherwise not prohibited by the terms hereof or (y) answering truthfully if compelled to do so in a deposition, lawsuit or similar dispute resolution proceeding.

(b) Non-Competition; Non-Interference. Each of Parent and Purchaser hereby agrees that for the two (2)-year period commencing on the Closing Date, Parent and Purchaser shall not, and shall cause their respective Subsidiaries not to, within the continental United States or any other jurisdiction or marketing area in which the Gaia Business operates, (i) engage in or in any way, directly or indirectly, own, manage, operate, control, consult with, provide services to or participate in the ownership, management, operation or control of, provide financing to or otherwise advise or assist or be actively connected with, directly or indirectly, any enterprise or business which is of the type or character that engages in, or otherwise carries on, any business activity which in any other manner both (x) is in competition with the Gaia Business and (y) utilizes the “Gaiam” brand and related trademarks, except that Parent or Purchaser may own, in the aggregate, 5% or less of the stock of any corporation which is listed on a national stock exchange or actively traded in the over-the-counter market; or (ii) knowingly and intentionally interfere in any way with the relationship between the Gaia Business and any Person that is or was a client, lender, investor, customer, supplier, licensee or other business relation of the Gaia Business (or assist any other Person in engaging in any such activities); provided, however, that in no event shall Purchaser, any Brand Company or any of their respective Affiliates be in violation of this Section 7.17(b) as a result of Purchaser, any Brand Company or any of their respective Affiliates or Subsidiaries engaging in and operating the Brand Business in the manner that such business is conducted by Seller on the Closing Date.

(c) Non-Solicitation of Employees. From and after the Closing Date, Parent, Purchaser and the Brand Companies shall not, and shall cause their respective Affiliates not to, for a period of two (2) years after the Closing Date, hire or knowingly solicit for employment any employee of the Gaia Business; provided, that this paragraph shall not preclude Parent, Purchaser, the Brand Companies or their respective Affiliates from soliciting for employment any such employee by a general solicitation through a public medium or general or mass mailing by or on behalf of Parent, Purchaser, the Brand Companies or any of their respective Affiliates that is not targeted specifically at employees of the Gaia Business; provided further that Parent and Purchaser shall not during the now current term of the existing Boulder Road Lease hire any employee of the Gaia Business who works primarily out of the Boulder Road location notwithstanding the manner of solicitation, without Seller’s prior written consent. For the avoidance of doubt, this Section 7.17(c) shall not apply to any services that are provided under the Transition Services Agreement.

7.18 Intellectual Property Title Matters. To the extent that any Registered Company Intellectual Property is not in the legal name of the Brand Companies, is subject to a chain of title defect, or is subject to any form of Lien (other than (i) the Permitted Liens, and (ii) non-exclusive licenses granted in the ordinary course of business consistent with past practice), Seller shall, and shall use its reasonable best efforts to cause each of its applicable Subsidiaries to, prior to and following the Closing, at Seller’s sole expense, prepare, execute and file for record such instruments and documents necessary to cure such title defects, provide for current ownership of the asset by the Brand Companies and remove any and all such Liens in such Company Intellectual Property following the Closing (all such actions, the “IP Title Corrective Actions”); provided that, to the extent any IP Title Corrective Actions are not completed prior to the Closing, Seller shall use its reasonable best efforts to complete all IP Title Corrective Actions promptly following the Closing. Seller shall deliver all documentation that is filed concerning the IP Title Corrective Actions to Purchaser promptly following the IP Title Corrective Actions are taken.

7.19 Use of Company Intellectual Property. From and after the Closing, unless otherwise agreed to in writing by the Parties, Seller shall not, and shall cause its Subsidiaries not to, use any of the Company Intellectual Property, including any Trademarks confusingly similar to the Trademarks used on or in connection with the Brand Business and/or Brand Companies (the “Company Trademarks”) except for references in historical, Tax, and similar records, other permissible fair use and as otherwise required by Applicable Law or as set forth in the IP License Agreement; provided, that that Seller shall change its name (and amend its certificate of incorporation to reflect such change) to a name that does not use any of the Company Intellectual Property or any Company Trademarks promptly as practicable after the Closing, but in no event later than 15 days after the Closing.

7.20 Shareholder Consent; Information Statement. Seller shall use its best efforts to obtain the Shareholder Consent as promptly as practicable after the execution and delivery of this Agreement, including exercising any rights Seller may have under any voting agreements or similar arrangements that Seller and any of its shareholders is a party to. Within five (5) Business Days following the receipt of the Shareholder Consent, Seller shall prepare and file with the SEC the Information Statement. Seller shall promptly notify Purchaser of the receipt of any comments of the SEC with respect to the Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to Purchaser copies of all correspondence between Seller or any Representative of Seller and the SEC with respect to the Information Statement. Seller shall (i) give Purchaser and its counsel the opportunity to review and comment on the Information Statement and all responses to requests for additional information by, and replies to comments of, the SEC, (ii) take into good faith consideration all comments reasonably proposed by Purchaser and (iii) not file such document with the SEC prior to providing Purchaser and its counsel a reasonable opportunity to review and comment thereon it being acknowledged and agreed that two (2) days constitutes a reasonable opportunity. Seller will use its commercially reasonable efforts to have the Information Statement cleared by the SEC as promptly as reasonably practicable after its filing and thereafter cause the Information Statement to be mailed to its shareholders as promptly as reasonably practicable (but no more than twenty (20) Business Days) after the Information Statement has been declared effective by the SEC. Purchaser shall furnish all information concerning itself and its Subsidiaries as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. Purchaser agrees that it shall reasonably cooperate with and assist Seller, including providing Seller upon request (as promptly as reasonably practicable) with the information concerning Purchaser and its Affiliates, directors and officers required to be included in the Information Statement. If at any time prior to the Closing, any information relating to Seller or Purchaser or any of their respective Affiliates, officers or directors should be discovered by Seller or Purchaser that should be set forth in an amendment or supplement to the Information Statement so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC, and to the extent required by Applicable Law, disseminated to the shareholders of Seller. Seller shall be solely responsible for the costs and expenses incurred in connection with the preparation, mailing and filing of the Information Statement.

7.21 No Solicitation.

(a) Alternative Transaction. Seller shall not, and shall cause its Subsidiaries (including the Brand Companies) and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by Seller, any of its Subsidiaries (including the Brand Companies) or its or their respective Representatives shall be deemed to be a breach of this Section 7.21(a) by Seller. Seller will, and will cause each of the Brand Companies and each of its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal. Seller agrees that it will take all commercially reasonable steps to promptly inform its Representatives of the obligations undertaken in this Section 7.21(a).

(b) Superior Proposal. Notwithstanding anything to the contrary contained in Section 7.21(a), in the event that Seller or any Brand Company receives after the date of this Agreement and prior to the termination of this Agreement in accordance with its terms, an unsolicited, bona fide written Alternative Transaction Proposal which the Board determines to be, or to be reasonably likely to result in, a Superior Proposal, Seller may then take the following actions (but only if (x) (A) the Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties under Applicable Law, and (B) Seller has given Purchaser prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal and (y) Seller shall not have breached any of, and continues to comply with all of, the provisions of this Section 7.21):

(i) furnish nonpublic information with respect to Seller and its Subsidiaries and the Brand Business to the Person or group making such Alternative Transaction Proposal; provided, that prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, and which shall not contain any exclusivity provision or other term that would restrict, in any manner, Seller’s ability to consummate the transactions contemplated by this Agreement; and

(ii) engage in discussions or negotiations with such Person or group with respect to such Alternative Transaction Proposal.

(c) Notification. In addition to the obligations of Seller set forth in Sections 7.21(a), 7.21(b), and 7.21(d), as promptly as practicable (and in any event within two (2) Business Days) after receipt of any Alternative Transaction Proposal, Seller shall provide Purchaser with the identity of the Person or group making any such Alternative Transaction Proposal and oral and written notice of the material terms and conditions of such Alternative Transaction Proposal. Seller shall provide Purchaser as promptly as practicable (and in any event within two (2) Business Days) with such information as is reasonably necessary to keep Purchaser informed in all material respects regarding, and the status and terms of, and changes in any such Alternative Transaction Proposal. Seller shall provide Purchaser with two (2) Business Days’ prior notice (or such lesser prior notice as is provided to the Board) of any meeting of the Board at which the Board is reasonably expected to consider any Alternative Transaction Proposal. Any material amendment (including the form, amount and timing of payment of consideration) to any Alternative Transaction Proposal will be deemed to be a new Alternative Transaction Proposal for the purposes of this Section 7.21.

(d) Changes of Recommendation. Except as provided in Section 7.21(e) below, neither the Board nor any committee thereof shall (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Purchaser), or fail to make the approval, recommendation or declaration of advisability by the Board or any committee thereof of this Agreement, or the transactions contemplated by this Agreement, (B) recommend, adopt or approve any Alternative Transaction Proposal, (C) publicly make any recommendation in connection with an Alternative Transaction Proposal other than a recommendation against such proposal, or (D) if an Alternative Transaction Proposal shall have been publicly announced or disclosed, if so requested by Purchaser, fail to recommend against such Alternative Transaction Proposal or fail to reaffirm the approval, recommendation and declaration of advisability of this Agreement and the transactions contemplated by this Agreement, on or prior to the fourth (4th) Business Day after the Alternative Transaction Proposal shall have been publicly announced or disclosed

(any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend or allow Seller or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) relating to any Alternative Transaction Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, solely in response to a Superior Proposal, the Board may make an Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with Section 9.01(h), only if all of the following conditions in clauses (i) through (iv) are met:

(i) a Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) Seller shall have (A) provided to Purchaser four (4) Business Days’ prior written notice, which notice shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the consideration offered therein (and the portion thereof attributable to the Brand Business) and the identity of the Person or group of Persons making the Superior Proposal), and shall have contemporaneously provided copies of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal (the “Alternative Acquisition Agreement”) (it being understood and agreed that any material amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new four (4) Business Day period) and (3) that it intends to effect an Adverse Recommendation Change and the manner in which it intends to do so or that it intends to terminate this Agreement in accordance with Section 9.01(h) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 9.01(h), as applicable, to the extent requested by Purchaser, engaged in good faith negotiations with Purchaser during such four (4) Business Day period to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal;

(iii) the Board shall have determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms offered by Purchaser, the failure to make an Adverse Recommendation Change or terminate this Agreement in accordance with Section 9.01(h), as applicable, is inconsistent with its fiduciary duties under Applicable Law; and

(iv) Seller shall have complied with Section 7.21(a) and shall not have breached any of the other provisions set forth in this Section 7.21.

7.22 Gaiam-FFL APA. Seller shall not, without the prior written consent of Purchaser (which consent may be withheld in its reasonable discretion), terminate, amend, modify or supplement the Gaiam-FFL APA in any material respect. Purchaser and Seller acknowledge and agree that in the event FFL shall fail to close the transactions contemplated by the Gaiam-FFL APA, or otherwise fail to fund the Net Closing Cash Consideration, as defined in the Gaiam-FFL APA on the Closing Date, (a) Seller shall have the right to (i) terminate the Gaiam-FFL APA, and (ii) to cause the Brand Companies to transfer and assign the Acquired Assets, as defined in the Gaiam-FFL APA, to Seller immediately prior to the sale and transfer of the Purchased Interests to Purchaser hereunder, and such transfer and assignment shall not result in any breach of any representation, warranty or covenant of Seller or the Brand Companies hereunder; (b) during the sixty day period following the Closing, Seller and Purchaser will work together in good faith to allow Seller to sell and/or collect such Acquired Assets in the ordinary course of business, and such sale shall not be subject to any restrictive covenants set forth herein; and (c) following the Closing, the Brand Companies shall grant to Seller a limited royalty-free, sublicensable, worldwide license to use, reproduce and display the Material Registered Company Intellectual Property solely as necessary to market and sell and/or collect the Acquired Assets and such license shall be sublicensable to any subsequent purchaser or assignee of the Acquired Assets solely as necessary to market and sell any Acquired Assets that are inventory bearing any Material Registered Company Intellectual Property. For the avoidance of doubt, this limited license is granted conditionally and solely to allow Seller (i) to market and sell Acquired Assets that are inventory and (ii) to sell the entirety of the Acquired Assets to a purchaser thereof, in each case, until such time as Purchaser, Seller and the Brand Companies identify a third party to fill FFL’s role as a Licensee and purchase the Acquired Assets.

ARTICLE VIII

CONDITIONS PRECEDENT

8.01 Conditions to Obligations of Each Party to Effect the Contemplated Transactions. The respective obligations of each Party to effect the Contemplated Transactions shall be subject to the waiver by such Party or the satisfaction at or prior to the Closing Date of the following conditions:

(a) All waiting periods (and all extensions thereof) applicable to the Contemplated Transactions under Antitrust Laws set forth on Schedule 8.01(a) shall have terminated or expired and all consents, waivers, approvals, authorizations and orders required under the Antitrust Laws set forth on Schedule 8.01(a) shall have been received.

(b) No temporary restraining order, preliminary, or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction prohibiting or challenging, or seeking to prohibit or challenge, the consummation of any of the Contemplated Transactions shall be in effect.

(c) Seller shall have obtained the Shareholder Consent, which Shareholder Consent shall not have been revoked, modified or amended, and remains in full force and effect.

8.02 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following further conditions (any of which may be waived by Purchaser in whole or in part):

(a) Each of the (i) representations and warranties of Seller set forth in Article IV and Article V (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties other than those contained in Section 5.05 or Section 5.07) in all respects, except where the failure to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a Company Material Adverse Effect, in each case, as of the date of this Agreement, the FFL Closing Date (to the extent such date occurs) and as of the Closing Date as though made on and as of the FFL Closing Date and the Closing Date, as applicable (except to the extent that any such representations and warranties are made as of another date, which such representations and warranties shall be true and correct in all respects as of such other date), (ii) representations and warranties of Seller set forth in Sections 4.05 (Judgments), 4.07 (Brokers), 5.02(a) (Capitalization), 5.10(b) (Intellectual Property), 5.14(b) (Proceedings; Judgments), and 5.20 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the FFL Closing Date (to the extent such date occurs) and the Closing Date as though made on and as of the FFL Closing Date and the Closing Date, as

applicable (except to the extent that any such representations and warranties are made as of another date, which such representations and warranties shall be true and correct in all respects as of such other date) and (iii) representations and warranties of Seller set forth in Sections 4.01 (Organization), 4.02(a) (Authority), 4.02(b) (Execution and Delivery), 4.04 (Title to Purchased Interests), 5.02(b) (Capitalization), 5.02(c) (Capitalization), 5.02(d) (Capitalization), and 5.03(a) (Authority) of Seller shall be true and correct in all respects as of the date of this Agreement and as of the FFL Closing Date (to the extent such date occurs) and the Closing Date as though made on and as of the FFL Closing Date and Closing Date, as applicable (except to the extent that any such representations and warranties are made as of another date, which such representations and warranties shall be true and correct in all respects as of such other date).

(b) Seller shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

(c) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and no other events shall have occurred that would, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Seller shall have delivered, or cause to be delivered, to Purchaser the following:

(i) membership interest certificates representing the Purchased Interests, duly endorsed in blank or accompanied by duly executed membership interest powers, in each case, with all necessary transfer tax and other revenue stamps (the cost of which shall be allocated as set forth in Section 7.12(b)), affixed and canceled;

(ii) a certificate signed by Seller certifying that each of the conditions specified in subsections (a), (b) and (c) of this Section 8.02 have been satisfied;

(iii) resignations, effective as of the Closing Date, of each manager (if applicable), director (if applicable) and officer of the Brand Companies identified on Schedule 8.02(d)(iii);

(iv) the IP License Agreement, executed by Gaiam Americas and Gaia, Inc.;

(v) the Transition Services Agreement, executed by Seller;

(vi) the SVOD Rights Assignment Agreement, executed by Gaiam Americas and Gaia, Inc.;

(vii) the SVOD Sub-License Agreement, executed by Gaiam Americas and Gaia, Inc.;

(viii) the Escrow Agreement, executed by Seller and the Escrow Agent;

(ix) a certificate of good standing or existence of Seller and each domestic Brand Company issued as of a date not more than 15 days prior to the Closing Date by the appropriate Governmental Entity (e.g., Secretary of State) of its jurisdiction of formation or incorporation;

(x) a certificate of the Secretary of Seller certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of Seller’s and each Brand Company’s

Organizational Documents, and (2) all requisite resolutions or actions of the Board approving the execution and delivery of this Agreement, the other Collateral Agreements and the consummation of the Contemplated Transactions, and (B) as to the incumbency and signatures of the officers of Seller executing this Agreement and any other Collateral Agreement or other document, certificate or instrument relating to the Contemplated Transactions;

(xi) a certificate pursuant to U.S. Treasury Regulations §1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(xii) at least two (2) Business Days prior to the Closing, pay-off letters, in form and substance reasonably satisfactory to Purchaser, duly executed by each holder of Funded Indebtedness then outstanding, which include evidence that all Liens arising under such Funded Indebtedness have been or will be released upon payment in full of all outstanding amounts thereunder (the “Pay-Off Letters”); and

(xiii) at least two (2) Business Days prior to the Closing, final invoices, in form and substance reasonably satisfactory to Purchaser, duly executed by each payee of Company Transaction Expenses, which invoices include the amount of Company Transaction Expenses incurred and owing to such Person as of the Closing and releasing the Brand Companies and its Affiliates from all obligations and Liabilities in connection with the repayment in full of such Company Transaction Expenses.

(e) Seller shall have delivered, or cause to be delivered, to the Payroll Provider (i) the Transferred Employee Accrued PTO Amount and (ii) $500,000 in respect of certain severance obligations of Seller and the Brand Companies, in each case, to be paid in accordance with the instructions provided by Seller to the Payroll Provider.

(f) Either, the transactions contemplated by the Gaiam-FFL APA shall have been consummated, or Seller shall have caused the Brand Companies to have transferred and assigned the Acquired Assets, as defined in the Gaiam FFL APA, to Seller in accordance with Section 7.22 hereof.

8.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following further conditions (any of which may be waived in writing by Seller in whole or in part):

(a) Each of the (i) representations and warranties of Purchaser set forth in Article VI shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) in all respects, except where the failure to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement and to consummate the Contemplated Transactions, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties speak as of another date, which such representations and warranties shall be true and correct in all respects as of such other date), and (ii) Fundamental Representations of Purchaser shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such Fundamental Representations are made as of another date, which such Fundamental Representations shall be true and correct in all respects as of such other date).

(b) Purchaser shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.

(c) Purchaser shall have delivered, or cause to be delivered, to Seller the following:

(i) a certificate signed by an officer of Purchaser certifying that each of the conditions specified in subsections (a) and (b) of this Section 8.03 have been satisfied;

(ii) evidence reasonably satisfactory to Seller that the requirements of Purchaser to be completed on the Closing Date set forth in Section 7.08 will be satisfied immediately following the Closing;

(iii) the Third Amendment and Assignment of Lease, executed by FFL;

(iv) the Transition Services Agreement, executed by FFL;

(v) the Reception Services Agreement, executed by FFL;

(vi) the Escrow Agreement, executed by Purchaser and the Escrow Agent;

(vii) a certificate of good standing for Purchaser issued as of a date not more than 15 days prior to the Closing Date by the appropriate Governmental Entity (e.g., Secretary of State) of its jurisdiction of formation; and

(viii) a certificate of the Secretary of Purchaser certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of Purchaser’s Organizational Documents, and (2) all requisite resolutions or actions of Purchaser’s board of managers approving the execution and delivery of this Agreement, the other Collateral Agreements and the consummation of the Contemplated Transactions, and (B) as to the incumbency and signatures of the officers of Purchaser executing this Agreement and any other Collateral Agreement or other document, certificate or instrument relating to the Contemplated Transactions.

(d) In addition to the Purchase Price paid in accordance with Section 3.02(a), Purchaser shall have delivered, or cause to be delivered, to the Payroll Provider the following amounts:

(i) the Designated Employee Accrued PTO Amount, to be paid in accordance with the instructions provided by Seller to the Payroll Provider;

(ii) the Severance Amount, to be paid in accordance with the instructions provided by Seller to the Payroll Provider; and

(iii) the WARN Amount, if any, to be paid in accordance with the instructions provided by Seller to the Payroll Provider.

(e) The transactions contemplated by the Gaiam-FFL APA shall have been consummated.

8.04 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with Section 7.04 or Section 7.05.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller if the Contemplated Transactions shall not have been consummated within ninety (90) days following the date hereof (the “Outside Date”); provided, however, that the Parties may mutually consent in writing to extend the Outside Date for any reason and, if any Person shall initiate a Proceeding seeking to enjoin the Contemplated Transactions and succeed in obtaining a temporary restraining order or injunction, the Outside Date shall be automatically extended for an additional thirty (30) days and thereafter, at Seller’s or Purchaser’s option, for up to two (2) additional thirty (30)-day periods (such extended date shall then be the “Outside Date”). The right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose willful breach of any material obligation under this Agreement has been the principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date;

(c) by either Purchaser or Seller, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final Judgment or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions; provided, however, that the Party seeking to terminate pursuant to this Section 9.01(c) shall have complied with its obligations under Section 7.04;

(d) by Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement (other than Section 7.21(a)), which breach or failure to perform would cause the conditions to the obligations of Purchaser at the Closing to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date and (ii) 10 calendar days following receipt by Seller of written notice of such breach or failure from Purchaser, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met;

(e) by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions to the obligations of Seller at the Closing to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date or (ii) 10 calendar days following receipt by Purchaser of written notice of such breach or failure from Seller, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met;

(f) by Purchaser, if Seller shall have breached in any material respect any of its obligations under Section 7.21(a);

(g) by Purchaser, if Seller, the Board or any committee thereof, for any reason, shall have (i) effected an Adverse Recommendation Change, or (ii) approved or recommended any Alternative Transaction Proposal; or

(h) by Seller, if: (i) Seller shall have received a Superior Proposal; (ii) Seller shall have complied in all material respects with its obligations under Section 7.21; (iii) the Board approves, and Seller, concurrently with the termination of this Agreement, enters into, such Alternative Acquisition

Agreement with respect to such Superior Proposal; and (iv) concurrently with such termination, Seller pays to Purchaser the Termination Fee.

9.02 Termination Procedures. If Purchaser or Seller exercises their right to terminate this Agreement pursuant to Section 9.01, it shall deliver to the other Party a written notice specifying a reasonably detailed basis for termination; provided, however, that (i) Purchaser’s right to terminate this Agreement pursuant to Section 9.01(d) shall be subject to the cure period set forth in Section 9.01(d) and (ii) Seller’s right to terminate this Agreement pursuant to Section 9.01(e) shall be subject to the cure period set forth in such Section 9.01(e).

9.03 Effect of Termination. If this Agreement is terminated and the Contemplated Transactions are abandoned as described in Section 9.01, this Agreement shall become null and void and of no further force and effect and there shall be no Liability on the part of any Party or any of its Affiliates, directors, officers, shareholders, partners, members or Representatives, except (i) that the provisions of Section 4.07, Section 5.20, Section 6.07, Section 7.03, Section 7.12, this Section 9.03, Section 9.04 and Article XI shall survive termination, and (ii) nothing herein shall relieve any Party from Liability for any intentional and material breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein. Purchaser shall promptly cause to be returned to Seller, the Company or their designated Representatives or certified destroyed by Purchaser, all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Purchaser’s investigation of the Company’s business, operations, and legal affairs, including any copies made by Purchaser or its Representatives of any such documents or information and take all other such action as required by the Confidentiality Agreement.

9.04 Termination Fee.

(a) In the event that:

(i) Purchaser terminates this Agreement pursuant to Section 9.01(f) or 9.01(g);

(ii) (1) this Agreement is terminated by (x) Seller or Purchaser pursuant to Section 9.01(b), and Seller did not have the right to terminate this Agreement pursuant to Section 9.01(e), or (y) by Purchaser pursuant to Section 9.01(d) and prior to such termination, an Alternative Transaction Proposal has been made and (2) within nine (9) months of such termination, Seller or any of its Subsidiaries (including any Brand Company) enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction;

(iii) (1) this Agreement is terminated by (x) Seller or Purchaser pursuant to Section 9.01(b), and Seller did not have the right to terminate this Agreement pursuant to Section 9.01(e), or (y) by Purchaser pursuant to Section 9.01(d) and prior to such termination, no Alternative Transaction Proposal has been made and (2) within six (6) months of such termination, Seller or any of its Subsidiaries (including any Brand Company) enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction; or

(iv) Seller terminates this Agreement pursuant to Section 9.01(h); then, Seller shall pay Purchaser a one-time fee equal to $5,010,000 (the “Termination Fee”), which Termination Fee shall be the sole and exclusive remedy available at law or in equity to Purchaser for a termination of this Agreement which results in the payment of the Termination Fee. Any amounts due under this Section 9.04(a) shall be paid by wire transfer of same-day funds on the date of such termination or entry into such definitive agreement, as applicable, to an account provided in writing by Purchaser to Seller. The Parties agree that the liquidated damages described in this Section 9.04 are based in part on the damages which the Purchaser would suffer on account of the failure of the Closing to occur under the circumstances specified (which damages the parties acknowledge and agree are incapable of exact determination of amount). It is therefore understood and agreed that such liquidated damages amount represents the Parties’ reasonable estimate of actual damages and do not constitute a penalty.

(b) Interest and Costs; Other Remedies. Each of Seller and Purchaser acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Purchaser nor Seller would have entered into this Agreement. Accordingly, in the event that Seller shall fail to pay the Termination Fee when due, and in order to obtain such payment, Purchaser commences a suit which results in a judgment against Seller for such Termination Fee, then Seller shall pay to Purchaser its costs and expenses (including attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal.

ARTICLE X

INDEMNIFICATION AND RELATED MATTERS

10.01 Indemnification by Seller. Subject to the limitations set forth in this Article X, from and after the Closing, Seller shall indemnify and hold harmless Parent, Purchaser, each Brand Company and their respective Affiliates, Representatives, successors and assigns (each a, “Purchaser Party” and collectively, the “Purchaser Parties”) from and against any and all Damages that any Purchaser Party suffers, incurs or pays, directly or indirectly, resulting from, arising out of or related to:

(a) any breach by Seller of a covenant contained in this Agreement;

(b) any Indebtedness of the Brand Companies that is not paid and discharged in full on or prior to the Closing Date and has not been taken into account pursuant to Section 2.06;

(c) any Company Transaction Expenses that are not paid and discharged on or prior to the Closing Date and have not been taken into account pursuant to Section 2.06;

(d) any Transferred Liabilities;

(e) any of the following Taxes and liabilities:

(i) any Taxes relating to a Pre-Closing Period imposed on Seller, Purchaser or any of the Brand Companies resulting from, arising out of, or incurred with respect to the Section 338(h)(10) Election;

(ii) any Taxes relating to a Pre-Closing Period arising from the Contribution or the contribution of the Company Subsidiaries to the Company;

(iii) any liability of any of the Brand Companies under Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law for any Taxes relating to a Pre-Closing Period;

(iv) any Taxes arising from any breach of the representations and warranties in Section 5.13(p);

(v) any Taxes arising from any violation of the covenants contained in Section 7.10 or Section 7.12(b);

(vi) any Taxes relating to the matters disclosed in Section 5.13(c), Section 5.13(g), and Section 5.13(h) of the Disclosure Schedule; and

(vii) any Taxes or penalties in excess of $250,000 relating to the matters disclosed in Section 5.13(f) of the Disclosure Schedule;

(f) all Taxes imposed on, asserted against or attributable to the properties, income or operations of Seller or the Brand Companies or any Taxes for which Seller or any Brand Company is otherwise liable, with respect to all Pre-Closing Periods, other than those described in Section 10.01(e);

(g) any pre-Closing Liabilities of the Brand Companies relating to or arising from any events, circumstances or matters unrelated to the operation of the Brand Business; and

(h) any Proceeding commenced or brought by any shareholder of Seller in connection with the Contemplated Transactions.

10.02 Indemnification by Purchaser. Subject to the limitations set forth in this Article X, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates, Representatives, successors and assigns (each, a “Seller Party” and collectively, the “Seller Parties”) from and against any and all Damages that any Seller Party suffers, incurs or pays, directly or indirectly, resulting from, arising out of or related to:

(a) any failure of any representation or warranty of Purchaser contained in this Agreement to be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty) in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(b) any breach by Purchaser of any covenant in this Agreement; and

(c) any claim made by FFL against a Seller Party pursuant to the Gaiam-FFL APA (excluding any actual breach by a Seller Party thereunder), and subject to the Parties’ compliance with Section 7.22 after giving effect to any sale or collection of the Acquired Assets thereunder, any breach by FFL of the Gaiam-FFL APA; and

(d) any Damages imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the arrangement of the Debt Financing, any other financing and/or the provision of information utilized in connection therewith.

10.03 Survival and Expiration of Representations and Warranties and Covenants.

(a) Except as set forth in Section 10.03(b) and Section 10.03(c), all of the representations and warranties of the Parties set forth in this Agreement terminate and expire, and shall cease to be of any force or effect, at 5:00 p.m. (Mountain Time) upon the date that is the 14-month anniversary following the Closing Date (the “Survival Date”), and all liability of the Parties with respect to such representations and warranties (including for indemnification for breach of such representations and warranties under this Article X), shall thereupon be extinguished. The covenants and agreements of the Parties shall survive the Closing until the Survival Date that is the 12-month anniversary following the Closing Date except (i) with respect to those covenants and agreements of the Parties that by their terms contemplate performance in whole or in part after the Closing shall remain in full force and effect until such covenant or agreement has been fully performed and (ii) with respect to the indemnification obligations of Seller pursuant to Section 10.01(e) and the related covenants contained in Section 7.10, which shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations.

(b) Except as set forth in Section 10.03(c), the representations and warranties set forth in Section 4.04 (Title to Purchased Interests), Sections 5.02(a) (Capitalization), 5.02(b) (Capitalization), 5.02(c) (Capitalization) and 5.02(d) (Capitalization) shall survive until the expiration of the applicable statute of limitations, and the representations and warranties set forth in Section 5.13 (Taxes) shall survive until 60 days after the expiration of the applicable statute of limitations.

(c) Notwithstanding anything in this Section 10.03 to the contrary, if, prior to the relevant survival period set forth in Section 10.03(a) and Section 10.03(b) (the “Claim Expiration Date”), a Purchaser Party or a Seller Party, as applicable, has duly delivered in good faith a conforming Claim Notice to Purchaser or Seller, as applicable, then the specific indemnification claim set forth in such Claim Notice (to the extent of the matter specified in the Claim Notice) shall survive the Claim Expiration Date and shall not be extinguished thereby until resolution of the matter specified in the Claim Notice in accordance with this Agreement.

10.04 Indemnification Limitations.

(a) Subject to the other provisions set forth in this Agreement, no Seller Party shall be entitled to any indemnification payment under this Agreement pursuant to Section 10.02(a) for any individual item or group of items arising out of the same or related events, sets of facts or circumstances, where the amount of Damages relating thereto is less than $50,000 (the “Sub-Basket”) and in respect of each individual item, or group of items arising out of the same or related events, sets of facts or circumstances, where the Damages relating thereto is equal to or greater than the Sub-Basket, unless and until the amount of Damages actually incurred by such Seller Parties as a result thereof exceeds $1,000,000 (the “Basket Amount”), at which time the Indemnified Party shall be entitled to recover the amount of the Damages incurred as a direct result of all such breaches of such representations and warranties that exceeds the Basket Amount.

(b) Subject to the other provisions set forth in this Agreement, the aggregate Liability of Seller to any and all Purchaser Parties under this Agreement and the aggregate Liability of Purchaser to any and all Seller Parties under this Agreement shall, in each case, be limited to $11,690,000 (the “Cap Amount”).

(c) Except as set forth in Section 10.01(e)(iv), the Purchaser Parties’ sole recourse in respect of (i) any breach or inaccuracy by Seller of the representations and warranties contained in Article IV and Article V and (ii) indemnification claims made by a Purchaser Party pursuant to Section 10.01(f) shall be against the Representation and Warranty Policy Insurer pursuant to the terms of the Representation and Warranty Policy and no Seller Party shall be liable for any Damages with respect to (A) any breach or inaccuracy by Seller of the representations and warranties contained in Article IV and Article V and (B) any indemnification claim made by a Purchaser Party pursuant to Section 10.01(f).

(d) Neither the Sub-Basket nor the Basket Amount set forth in Section 10.04(a) shall apply to (i) any breach of any Fundamental Representations made by Purchaser; (ii) any indemnification claim made by a Purchaser Party pursuant to Sections 10.01(a) through 10.01(h); (iii) any indemnification claim made by a Seller Party pursuant to Section 10.02(b); or (iv) fraud in connection with any breach of a representation or warranty set forth in this Agreement.

(e) From and after the date that is the 12-month anniversary of the Closing Date, no Purchaser Party or Seller Party shall be entitled to indemnification, to sue for Damages or to assert any other right or remedy under this Agreement (whether under this Article X or otherwise) against any Seller Party or Purchaser Party, as applicable, with respect to any Damages, cause of action or other claim (other than, for the avoidance of doubt, Damages incurred pursuant to Section 10.01(f) or, except as set forth in Section10.01(e)(iv), as a result of any breach or inaccuracy by Seller of the representations and warranties contained in Article IV and Article V, for which the Purchaser Party’s sole recourse shall be against the Representation and Warranty Policy Insurer pursuant to the terms of the Representation and Warranty Policy in accordance with Section 10.04(c)), to the extent the Purchaser Party or Seller Party, as applicable, failed to give written notice of such Damages, cause of action or claim within ninety (90) days following the date on which such Purchaser Party or Seller Party, as applicable, learned of such Damages, cause of action or claim.

(f) The Cap Amount set forth in Section 10.04(b) shall not apply to (i) any indemnification claim made by a Purchaser Party pursuant to Section 10.01(d), Section 10.01(e), Section 10.01(g) and Section 10.01(h), (ii) fraud in connection with any breach of a representation or warranty set forth in this Agreement and (iii) any indemnification claim made by a Seller Party pursuant to Section 10.02(c).

(g) No Purchaser Party or Seller Party shall be entitled to recover any Damages or other amounts relating to any matter arising under one provision of this Agreement to the extent that such Purchaser Party or Seller Party (or other Purchaser Parties in the event of a Purchaser Party, or other Seller Parties in the event of a Seller Party), as applicable, has already recovered such Damages or amounts with respect to such matter pursuant to other provisions of this Agreement. Without limiting the generality of the foregoing, the operation of Section 2.05 and Section 2.06 is an exclusive remedy in respect of the assets and liabilities and related items taken into account in connection with the determination of Final Net Closing Cash Consideration, and to the extent any breach of a representation or warranty and the Damages resulting therefrom were specifically taken into account in such determination, Purchaser shall not be entitled to any additional recourse in respect thereof under this Article X.

10.05 No Liability of Representatives, Lenders, or Financing Sources. No Party shall have any recourse whatsoever against (a) any Representatives of the other Party, or (b) any of the assets of any of the Persons identified in subsection (a), in connection with any indemnification claim or any other claim of any nature in connection with this Agreement or the Contemplated Transactions. Notwithstanding anything to the contrary contained in this Agreement, neither Seller or Affiliates nor either of their respective Representatives shall have any rights or claims against any lender or financing source with respect to the Debt Financing (including without limitation any lender or financing source that is a party to the Debt Commitment Letters or Fee Letter) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no such lender or financing source shall have any rights or claims against Seller, its Affiliates or either of their respective Representatives in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, in each case whether at law or in equity, in contract, in tort or otherwise; provided, that, following the consummation of the transactions contemplated by this Agreement, the foregoing shall not limit the rights of the parties to the Debt Financing under the Debt Commitment Letters.

10.06 Indemnification Claims.

(a) If Purchaser or Seller (the Party seeking indemnification, the “Indemnified Party”) wishes to assert an indemnification claim in accordance with this Article X, then the Indemnified Party shall deliver to the other Party (the “Indemnifying Party”) a written notice (a “Claim Notice”) setting forth:

(i) the specific representation, warranty, or covenant alleged to have been breached by the Indemnifying Party or other indemnifiable matter described in Section 10.01 or Section 10.02, as applicable;

(ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant or other indemnifiable matter described in Section 10.01 or Section 10.02, as applicable; and

(iii) a reasonably detailed description of, and a reasonable estimate of the total amount of, the Damages incurred or expected to be incurred by the Indemnified Party as a result of such alleged breach or other indemnifiable matter described in Section 10.01 or Section 10.02, as applicable.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice (other than a Third Party Claim, which is addressed in Section 10.07), the Indemnifying Party shall, within twenty (20) days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the 20 day period beginning on the date of receipt by the Indemnified Party of such objection and prior to submitting such dispute in accordance with Section 11.11, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute in accordance with Section 11.11.

(c) Claims for Damages specified in any Claim Notice to which an Indemnifying Party shall not object in writing within twenty (20) days of receipt of such Claim Notice (other than a Third Party Claim, which is addressed in Section 10.07), claims for Damages covered by a memorandum of agreement of the nature described in Section 10.06(b), and claims for Damages the validity and amount of which have been the subject of judicial determination as described in Sections 10.06(b) and 11.11 or shall have been settled or determined as described in Section 10.07, are hereinafter referred to, collectively, as “Agreed Claims”. Within 10 Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two Business Days prior to such payment.

10.07 Defense of Third Party Claims.

(a) If an Indemnified Party receives notice or otherwise obtains knowledge of any Proceeding commenced or threatened by a third party, other than any claim relating to Taxes (such Tax-

related matters being governed by Section 7.10) (each, a “Third Party Claim”) against the Indemnified Party that the Indemnified Party actually knows may give rise to an indemnification claim against the Indemnifying Party, then the Indemnified Party shall reasonably promptly after such actual knowledge deliver to the Indemnifying Party a written notice (the “Third Party Claim Notice”) describing the Third Party Claim in reasonable detail. The delivery of such written notice by the Indemnified Party to the Indemnifying Party shall be a condition precedent to any Liability on the part of the Indemnifying Party under this Article X with respect to such Third Party Claim; provided, that any failure to timely notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have the right, at its option, to assume the defense of any such Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided, that (i) the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim only to the extent the Indemnifying Party acknowledges in writing its indemnity obligation and assumes and holds the Indemnified Party harmless from and against the full amount of any Damages resulting therefrom; and (ii) the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) such Third Party Claim is reasonably foreseeable to result in Damages which are more than the remaining Cap Amount at the time such claim is submitted by the Indemnified Party; (B) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (C) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (E) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or (F) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.

(b) If the Indemnifying Party is entitled to and elects in writing (which writing shall also contain the acknowledgement referenced in Section 10.07(a)(i)) within 20 days of receipt of the Third Party Claim Notice to assume the defense of any such Third Party Claim, then:

(i) the Indemnifying Party shall permit the Indemnified Party to participate in such defense through counsel chosen by such Indemnified Party and reasonably satisfactory to the Indemnifying Party and the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any fees or expenses of such counsel incurred on behalf of the Indemnified Party in connection with such Third Party Claim following the Indemnifying Party’s election to assume the defense of such Third Party Claim, provided, that the Indemnifying Party shall pay the fees and expenses of such counsel if (A) the Indemnifying Party subsequently ceases to control the defense of such Third Party Claim; provided further that in such event, the Indemnifying Party shall only be responsible for such fees and expenses from and after the date on which the Indemnifying Party ceases to control the defense of such Third Party Claim, or (B) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party;

(ii) subject to the entry into a confidentiality agreement acceptable to the Indemnified Party, the Indemnified Party shall make reasonably available to the Indemnifying Party all nonprivileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s Representatives and that the Indemnifying Party considers necessary or desirable for the defense of such Third Party Claim;

(iii) the Indemnified Party shall reasonably cooperate as reasonably requested by the Indemnifying Party in the defense of such Third Party Claim;

(iv) the Indemnified Party shall not admit any liability with respect to or pay or settle such Third Party Claim so long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith; provided, that notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim if (A) it shall waive any right to indemnity therefor by the Indemnifying Party or (B) the Indemnifying Party shall have consented in writing to such payment or settlement; and

(v) the Indemnifying Party shall have the right to settle, adjust, or compromise such Third Party Claim, on such terms as it may deem appropriate, without the consent or approval of the Indemnified Party or any other Person, unless such settlement, adjustment or compromise (i) does not include a full, unconditional and complete release by all of the Persons asserting such Third Party Claim of Purchaser or other applicable Purchaser Party from all Liability with respect to such Third Party Claim, (ii) is not entirely indemnifiable by the Indemnifying Party pursuant to this Article X, or, and (iii) imposes any injunctive relief or other restrictions of any kind or nature on the Indemnified Party (or any Purchaser Party or Seller Party, as applicable), in which case the Indemnifying Party shall not enter into such settlement, adjustment, or compromise of such Third Party Claim without Purchaser’s or other applicable Purchaser Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) If the Indemnifying Party elects not to assume the defense of such Third Party Claim, then (i) the Indemnified Party shall defend such Third Party Claim in a commercially reasonable manner; provided, however, that the Indemnified Party shall not settle, adjust, or compromise such Third Party Claim, or admit any Liability with respect to such Third Party Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnifying Party shall reasonably cooperate as reasonably requested by the Indemnified Party in the defense of such Third Party Claim and make reasonably available to the Indemnified Party all nonprivileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnifying Party or any of the Indemnifying Party’s Representatives and that the Indemnified Party reasonably considers necessary or desirable for the defense of such Third Party Claim.

(d) In all events, the Representation and Warranty Policy Insurer and its agents and advisors shall be permitted to associate effectively with any Party in the defense of any matter which might reasonably involve Loss (as defined in the Representation and Warranty Policy).

(e) Without limiting the other rights of Seller hereunder, the Representation and Warranty Policy Insurer shall be entitled to participate, at its sole cost and expense, in any Third Party Claim covered by the Representation and Warranty Policy to the extent set forth in the Representation and Warranty Policy, but only to the extent such participation is expressly required by the Representation and Warranty Policy. Notwithstanding anything to the contrary in this Section 10.07, the provisions of this Section 10.07 shall be subject to the rights of the Representation and Warranty Policy Insurer under the Representation and Warranty Policy with respect to any Third Party Claims covered by the Representation and Warranty Policy.

(f) Notwithstanding anything in this Section 10.07 to the contrary, Section 7.10 shall govern for purposes of any Third Party Claim that is a Tax Controversy

10.08 Exclusive Remedy. Except (a) in the case of (i) fraud by a member of the Seller Knowledge Group with respect to a representation or warranty in Article IV or Article V or (ii) fraud by a member of the Purchaser Knowledge Group with respect to a representation or warranty in Article VI, (b) the dispute resolution provisions set forth in Section 2.06 relating to the calculation of the Final Net Closing Cash Consideration, (c) the right to the Termination Fee pursuant to Section 9.04, and (d) the right to specific performance in accordance with Section 11.14, in the event of a breach by any Party of a covenant under this Agreement, the right of each Party to assert indemnification claims and receive indemnification payments pursuant to Section 7.10 (with respect to Tax matters) and this Article X shall, from and after the Closing Date, be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by any other Party of any covenant, representation, warranty, or otherwise under this Agreement, relating to this Agreement or relating to the Contemplated Transactions.

10.09 Characterization of Indemnification Payment. Any payment made pursuant to or in connection with this Article X shall be deemed to be an adjustment to the Purchase Price to the extent permitted by Applicable Law.

10.10 Seller’s Waiver. Notwithstanding anything to the contrary contained herein, Seller hereby waives and acknowledges that it shall not exercise or assert, any right of contribution or right to indemnity or any other right or remedy against any Brand Company in connection with any indemnification obligation or any other Liability to which Seller may become subject under this Agreement or otherwise in connection with any of Contemplated Transactions; provided that this waiver shall not apply to or limit any of Seller’s rights under or pursuant to any Collateral Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.01 Disclosure Schedule. Each section of the Disclosure Schedule qualifies the correspondingly numbered representation and warranty or covenant, and each disclosure set forth therein shall qualify any other representation or warranty to the extent that the applicability of such disclosure to such other representation or warranty is reasonably apparent on the face of such disclosure as set forth in the Disclosure Schedule. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Seller, except as and to the extent expressly provided in the Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to Seller or any Brand Company or its assets, liabilities, financial condition, results, business and/or operations. The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement. References to any document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself. Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.

11.02 Exclusivity of Agreement. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of an ordinary acquiror and an ordinary target in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies set forth herein.

11.03 No Third Party Liability. This Agreement may only be enforced against the named Parties. All claims or cause of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties; and no officer, director, shareholder, employee or affiliate of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

11.04 Assignment.

(a) This Agreement shall be binding upon: Seller and its respective successors and permitted assigns (if any) and Purchaser and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns (if any).

(b) Neither Purchaser, Parent nor Seller shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other Party’s prior written consent; provided, that notwithstanding the foregoing: (i) Seller may assign its rights under this Agreement to any wholly-owned Subsidiary of Seller upon written notice to Purchaser; and (ii) Purchaser may assign or delegate (A) its rights under this Agreement to any wholly-owned Subsidiary of Purchaser or Sequential Brands Group, Inc., (B) its rights, interests and obligations under this Agreement in connection with a merger, exchange, consolidation or sale of all or substantially of its stock or assets or other similar transaction, and (C) its rights under this Agreement as collateral to its lenders and financing sources, in each case, without the prior written consent of Seller; provided further that no assignment or delegation by Seller or Purchaser pursuant to clauses (i) or (ii), respectively, shall limit or release Seller or Purchaser of its obligations hereunder, including, without limitation, Purchaser’s obligations with respect to the payment of the Net Closing Cash Consideration and the Final Net Closing Cash Consideration hereunder.

11.05 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person (other than the Parties and such Party’s successors and permitted assigns) any legal or equitable rights hereunder, other than (i) the persons intended to benefit from the provisions of Article X (Indemnification), and (ii) the persons intended to benefit from the provisions of Sections 6.04, 7.14, 9.04(a), 10.05, 11.04, 11.09, 11.11(c), 11.13 and this Section 11.05 (including without limitation the lenders and financing sources of Purchaser), who, in each case, shall be intended beneficiaries under this Agreement with respect to such provisions and have the right to rely on and enforce such provisions directly in the event of a breach thereof.

11.06 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by electronic mail, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail, on the date sent if either (i) confirmation of receipt is received or (ii) such notice is promptly mailed by registered or certified mail (return receipt requested) or a nationally recognized overnight courier, (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent, and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

(i)	if to Seller, to:

Gaiam Americas, Inc.

833 West South Boulder Rd.

Louisville, CO 80027-2452

Email: john.jackson@gaiam.com

Attention: General Counsel

with a copy to:

Gaiam, Inc.

833 West South Boulder Rd.

Louisville, CO 80027-2452

Email: jirka.rysavy@gaiam.com

Attention: Jirka Rysavy

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202-4432

Email: kmacdonald@bhfs.com

Attention: Kristin Macdonald

(ii)	if to Purchaser or Parent, to:

c/o Sequential Brands Group, Inc.

5 Bryant Park, 30th Floor

New York, New York 10018

Email: cwagenheim@sbg-ny.com

Attention: Chad Wagenheim

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Email: nzilkha@whitecase.com

            dorzechowski@whitecase.com

Attention: Nazim Zilkha

                  Daren Orzechowski

11.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including in “portable document format” or “PDF”) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

11.08 Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement and the Collateral Agreements and all Exhibits and Schedules hereto and thereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

11.09 Amendments. This Agreement may not be amended except pursuant to a written agreement executed by each of Purchaser and Seller; provided, that Sections 6.04, 7.14, 9.04(a), 11.04, 11.05, 11.11(c), and this Section 11.09 shall also not be amended without the written consent of the lenders or financing sources of Purchaser in connection with the Debt Financing.

11.10 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.11 Governing Law; Venue.

(a) This Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by the internal laws of the State of New York, without regard to the conflict-of-law principles thereof.

(b) Each Party acknowledges that any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement (including any Proceeding relating to a claim for indemnification in accordance with Article X or for specific performance in accordance with Section 11.14) may only be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan of the City of New York, New York, or Boulder, Colorado. Each Party:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Borough of Manhattan of the City of New York, New York and Boulder, Colorado, in connection with any such Proceeding;

(ii) agrees that each state and federal court located in the Borough of Manhattan of the City of New York, New York and Boulder, Colorado, shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in a state or federal court located in the Borough of Manhattan of the City of New York, New York or Boulder, Colorado, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Notwithstanding anything in this Section 11.11 to the contrary, each of the parties hereto agrees that it will not bring or support any Proceeding (whether at law, in equity, in contract, in tort or otherwise) against the lenders or financing sources to Purchaser or any other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the Fee Letter or the performance of either of them, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

11.12 Attorney’s Fees. If any Proceeding relating to this Agreement or any of the Contemplated Transactions or the enforcement thereof is brought against any Party, the prevailing Party, if any, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled). In the event that both Parties prevail in part, the applicable trier of fact shall determine the allocation of such attorneys’ fees, costs and disbursements in proportion to each Party’s success and failure of claims brought in connection with such Proceeding.

11.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE CONTEMPLATED TRANSACTIONS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.13. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.13 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

11.14 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. Each Party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party acknowledges and agrees that, except to the extent prohibited in the event the Termination Fee becomes due and payable to the Purchaser pursuant to Section 9.04, the other Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, without having to post a bond. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.15 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.

(b) Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “subsections,” “Sections,” “Schedules” and “Exhibits” are intended to refer to subsections and Sections of this Agreement, Schedules of this Agreement and Exhibits to this Agreement.

(e) The words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement.

(f) The headings contained in this Agreement, any Exhibit or Schedule hereto, the Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedule and all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(g) The term “fraud” shall not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories.

11.17 Waivers; Terminations. Recognizing that Brownstein Hyatt Farber Schreck, LLP has acted as legal counsel to Seller and certain of its Affiliates, and the Company prior to the Closing, and that Brownstein Hyatt Farber Schreck, LLP intends to act as legal counsel to Seller and certain of their respective Affiliates (which will no longer include the Company) after the Closing, each of Purchaser, the Company and the Company’s Subsidiaries hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Brownstein Hyatt Farber Schreck, LLP representing Seller and/or any of Seller’s Affiliates after the Closing as such representation may relate to Purchaser, or any of the Brand Companies or the Contemplated Transactions (including in respect of litigation). In addition, all communications involving attorney-client confidences between Seller, its Affiliates, the Brand Companies, on the one hand, and Brownstein Hyatt Farber Schreck, LLP on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its respective Affiliates (and not the Brand Companies). Accordingly, Purchaser agrees that the Brand Companies shall not have access to any such communications, or to the files of Brownstein Hyatt Farber Schreck, LLP and relating to their engagement in connection with the Contemplated Transactions, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates (and not the Brand Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Brand Companies shall be a holder thereof, (b) to the extent that files of Brownstein Hyatt Farber Schreck, LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Brand Companies) shall hold such property rights and (c) Brownstein Hyatt Farber Schreck, LLP shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Brand Companies by reason of any attorney-client relationship between Brownstein Hyatt Farber Schreck, LLP and the Brand Companies or otherwise. This Section 11.17 is for the benefit of Seller and Brownstein Hyatt Farber Schreck, LLP, and Brownstein Hyatt Farber Schreck, LLP is an intended third-party beneficiary of this Section 11.17. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of Seller.

11.18 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, financial advisor, accountant, advisor, agent, attorney or other representative of Seller, Purchaser or any of their respective Affiliates or Representatives shall have any liability for any obligations or liabilities of Seller or Purchaser (as applicable) under this Agreement or the Collateral Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except that nothing in this Section 11.18 shall limit the express obligations of a Party under this Agreement or the Collateral Agreements.

11.19 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.20 Further Assurances. From and after the Closing, upon the request of a Party, each other Party shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions, including using commercially reasonable efforts to provide (at Purchaser’s sole cost) any information requested by Purchaser pertaining to the Company Intellectual Property, to the extent such information is readily available and within Seller’s possession, in order for Purchaser (and not Seller) to prosecute, maintain and enforce the Company Intellectual and to register the same in any appropriate Governmental Entity; provided, however, that Purchaser shall use its best efforts to aggregate all such requests for information or action from Seller and to avoid making isolated requested for the same.

11.21 Parent Guaranty.

(a) Parent irrevocably and unconditionally guarantees the prompt, complete and punctual payment of all payment obligations of Purchaser under this Agreement (“Guaranteed Obligations”). In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that (i) Parent’s guaranty under this Section 11.21 (this “Guaranty”) is a guaranty of payment when due and not collectability; (ii) this Guaranty is a primary obligation of Parent and not merely a contract of surety; and (iii) payment by Parent of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any liability of Parent for any portion of the Guaranteed Obligations which have not been paid or performed.

(b) Seller may recover from Parent the full amount of any Guaranteed Obligation on demand, but only after Purchaser has breached or defaulted on such Guaranteed Obligation. Nothing herein shall require Seller to first seek or exhaust any remedy against Purchaser, its successors and assigns, or any other person obligated with respect to the Guaranteed Obligations. It is agreed that Seller may, upon any breach or default of Purchaser of a Guaranteed Obligation, or at any time thereafter, make demand upon Parent and receive payment and performance of such Guaranteed Obligation, with or without notice or demand for payment or performance by Purchaser, its successors or assigns, or any other person. Suit may be brought and maintained against Parent, at Seller’s election, without joinder of Purchaser or any other person as parties thereto.

(c) Parent agrees that its obligations to Seller under this Guaranty shall be primary, absolute, continuing and unconditional (other than a discharge of Parent with respect to any Guaranteed Obligation as a result of performance of such Guaranteed Obligation in accordance with its terms or as a result of defenses to the performance of such Guaranteed Obligation that would be available to Purchaser hereunder), irrespective of and unaffected by any of the following actions or circumstances (regardless of any notice to or consent of Parent): (i) the genuineness, validity, regularity and enforceability of this Agreement or any other document executed in connection herewith; (ii) any extension, renewal, amendment, change, waiver or other modification of this Agreement or any other document executed in connection herewith; (iii) Purchaser’s voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization, or similar proceedings affecting Purchaser or any of its assets; or (iv) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than as otherwise provided in this Section 11.21(c)).

(d) To the extent the waiver of Parent’s rights of subrogation, reimbursement and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, Parent’s rights of subrogation and reimbursement against Purchaser, shall be junior and subordinate to any rights Seller may have against Purchaser.

(e) Any modification, limitation or discharge of all or any part of the Guaranteed Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of Purchaser under Applicable Law initiated by or against Purchaser shall not modify, limit, lessen, reduce, impair, discharge or otherwise affect Parent’s obligations hereunder in any manner whatsoever. If at any time any payment or portion thereof of any Guaranteed Obligation, whether or not made by or for the account of Parent, is set aside by any court or trustee having jurisdiction as a voidable preference or fraudulent conveyance or must otherwise be restored or returned by Seller to Purchaser under any insolvency, bankruptcy or other Applicable Laws or as a result of any dissolution, liquidation or reorganization of Purchaser or upon or as a result of the appointment of any receiver, intervenor or conservator of, or trustee or similar officer of Purchaser or any substantial part of Purchaser’s properties or assets, or in connection with any compromise or settlement relating to any of the above, Parent hereby agrees that this Guaranty shall continue and remain in full force and effect or be reinstated, as the case may be, all as though such payment(s) had not been made.

11.22 Release. Effective upon the Closing, Boulder Road, LLC, the landlord under the Boulder Road Lease, on behalf of itself and its Affiliates hereby waives, releases and discharges Purchaser and the Brand Companies from any and all claims, causes of action, liabilities, losses, costs, damages, penalties, charges, expenses and all other forms of liability or obligation whatsoever, in law or equity, arising prior to the Closing Date under the Boulder Road Lease.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

STRETCH & BEND HOLDINGS, LLC

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	CEO

PARENT:

SEQUENTIAL BRANDS GROUP, INC., solely for the purposes of Section 7.17 and Article XI

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	CEO

[Signature Page to Membership Interest Purchase Agreement]

SELLER:

GAIAM, INC.

By:	/s/ Jirka Rysavy
Name:	Jirka Rysavy
Title:	Chairman

[Signature Page to Membership Interest Purchase Agreement]

LANDLORD:

BOULDER ROAD, LLC, solely for the purposes of Section 11.22.

By:	/s/ John Jackson
Name:	John Jackson
Title:	VP

[Signature Page to Membership Interest Purchase Agreement]

Annex A

Brand Business

The Brand Business includes the Gaiam, Gaiam Restore, and SPRI branded products. The Brand Business develops, markets and sells fitness and yoga accessories, apparel, and media. These products are sold primarily through major national retailers in the United States, Canada, Europe, and other countries, but also through websites and catalogs. The products are targeted to all levels of yoga and fitness enthusiasts, including professionals. Accessories include yoga mats, bags, straps and blocks, media content including digital media and apps, restorative and massage accessories such as rollers, resistance cords and balance balls, and various other offerings. Apparel products include pants, shorts, tops and jackets designed around yoga.

The Brand Business has a broad distribution network including brick-and-mortar retailers, third party online retailers, third party digital partners as well as the Brand Business’ own e-commerce websites (gaiam.com and spri.com websites). The Brand Business also operates internationally with both the Gaiam and SPRI brands in Canada, the UK, Europe, and Korea. The Brand Business is vertically integrated from product design and content creation, to product development and sourcing, and ultimately to customer service and distribution.

A-1

Annex B

Gaia Business

Gaia, Inc. (“Gaia”) operates a global video service (known as “gaia”) which currently features approximately 7,000 video titles specially curated for its subscriber base. Gaia’s video content is available to its subscribers via online digital streaming on virtually any Internet-connected device, anytime, anywhere, on a commercial-free basis. In addition to streaming, Gaia’s subscribers can download Gaia’s video content to their devices, so they can view our content without being actively connected to the Internet. Through the Gaia service, Gaia’s subscribers have unlimited access to a vast library of inspiring films, personal growth-related content, cutting edge documentaries, interviews, yoga classes, fitness and more.

Gaia’s core strategy is to grow our business on a worldwide basis by continuing to expand our unique and exclusive content library (including by producing and acquiring new content, and forging into new areas such as longevity), forging strong distribution relationships and growing our conscious community.

In addition to the online Gaia service, Gaia has also created a fitness and yoga-focused version of its video service (known as GaiamTV Fit & Yoga) which is marketed and sold to subscribers through third party partners such as Comcast and Verizon FiOS.

Gaia also operates a legacy DVD subscription club that provides members with a curated selection of video content on DVD, on a monthly basis. Certain Gaia content is also available for purchase by the general public via download or on DVD on third party platforms such as Amazon and iTunes.

B-1

LIST OF OMITTED SCHEDULES AND EXHIBITS

Schedules

Schedule 1.01(a)	Funded Indebtedness
Schedule 1.01(b)	Knowledge Groups
Schedule 1.01(c)	Gaia Agreements
Schedule 1.01(d)	Affiliate Agreements
Schedule 1.01(e)	Material Registered Company Intellectual Property
Schedule 2.05(b)	Pro Forma Closing Balance Sheet
Schedule 7.01	Conduct of Business
Schedule 7.06(b)	Material Consents
Schedule 8.01(a)	Antitrust Laws
Schedule 8.02(d)(iii)	Resigning Persons

Exhibits

Exhibit A	Contribution Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of IP License Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of SVOD Rights Assignment Agreement
Exhibit F	Form of SVOD Rights Sub-License Agreement
Exhibit G	Form of Reception Services Agreement
Exhibit H	Form of Third Amendment and Assignment of Lease